Exhibit 10.20

EXECUTION COPY

ALLIED NEVADA GOLD CORP.

as Borrower

and

THE BANK OF NOVA SCOTIA

as Lead Arranger and Administrative Agent

and

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO

CREDIT AGREEMENT

Dated as of May 17, 2011

Fasken Martineau DuMoulin LLP

Toronto, Ontario

Credit Agreement

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(continued)

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(continued)

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		Page

15.7	Further Assurances	85
15.8	Judgment Currency	85
15.9	Waivers of Jury Trial	86
15.10	USA Patriot Act	86

SCHEDULE A	LENDERS AND INDIVIDUAL COMMITMENTS	1

SCHEDULE B	COMPLIANCE CERTIFICATE	1

SCHEDULE C	FORM OF ASSIGNMENT	1

SCHEDULE D	FORM OF DRAWDOWN NOTICE	1

SCHEDULE E	FORM OF ROLLOVER NOTICE	1

SCHEDULE F	FORM OF CONVERSION NOTICE	1

SCHEDULE G	CORPORATE STRUCTURE	1

SCHEDULE H	APPLICABLE RATES

SCHEDULE I	SECURITY DOCUMENTS	1

SCHEDULE J	QUALIFIED AFFILIATE INSTRUMENT OF ADHESION	1

SCHEDULE K	SHARE CAPITAL OF GUARANTORS	1

SCHEDULE L	PRINCIPAL PLACES OF BUSINESS; LOCATIONS OF ASSETS	1

SCHEDULE M	REIMBURSEMENT INSTRUMENT	1

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CREDIT AGREEMENT dated as of May 17, 2011 between Allied Nevada Gold Corp., a corporation incorporated under the laws of the State of Delaware (the “Borrower”), the lending institutions from time to time parties hereto as Lenders (each a “Lender” and, collectively, the “Lenders”) and The Bank of Nova Scotia, as Administrative Agent.

WHEREAS the Borrower has requested the Lenders to provide to it a certain credit facility for the purposes set forth in Section 11.1(c);

AND WHEREAS the Lenders are each willing to provide such credit facility to the Borrower for the aforementioned purposes upon the terms and conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms

The following defined terms shall for all purposes of this agreement, or any amendment, substitution, supplement, replacement, restatement or addition hereto, have the following respective meanings unless the context otherwise specifies or requires or unless otherwise defined herein:

“Acquisition” means:

(a)	if the acquisition is a share purchase, the Borrower shall Control the entity being acquired immediately following the completion of such acquisition but not before; or

(b)	if the acquisition is an asset purchase, all or substantially all of the assets of the vendor (or of a division or unit of the vendor) are being acquired.

“Additional Guarantor” means any direct or indirect Material Subsidiary of the Borrower which has become a Guarantor pursuant to Section 11.1(v).

“Administrative Agent” means The Bank of Nova Scotia, in its capacity as administrative agent of the Lenders, and any successor thereto pursuant to Section 14.12.

“Affiliate” means an affiliated body corporate and, for the purposes of this agreement, (i) one body corporate is affiliated with another body corporate if one such body corporate is the Subsidiary of the other or both are Subsidiaries of the same body corporate or each of them is Controlled by the same Person and (ii) if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other; for greater certainty for the purposes of this definition, “body corporate” shall include a chartered bank.

Credit Agreement

“Allied VGH” means Allied VGH Inc., a corporation incorporated under the laws of Nevada.

“Alternate Base Rate Canada” means, at any particular time, the variable rate of interest per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, which is equal to the greater of (a) the Base Rate Canada at such time, (b) the aggregate of (i) the Federal Funds Effective Rate at such time and (ii)  1/2 of 1% per annum and (c) LIBOR plus 1.00%.

“Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, request, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Official Body; in each case having the force of law and binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person.

“Applicable Rate” means, for a particular Fiscal Quarter, the rate per annum used to determine the interest rate on various types of Loans, the rate used to calculate standby fees pursuant to Section 7.5 or the rate used to calculate Letter fees pursuant to Section 7.6, in each case by reference to the range in which the Leverage Ratio for the second immediately preceding Fiscal Quarter falls as set forth in Schedule H hereto, provided that (i) changes in the Applicable Rate shall be effective as set forth in Section 7.7, (ii) changes in the Applicable Rate shall apply, as at the effective dates of such changes, to LIBOR Loans outstanding on such dates, but only for those portions of applicable terms or Interest Periods falling within those times during which the changes in the Applicable Rate are effective, as provided above. The Applicable Rate up to and including the last day of the Fiscal Quarter immediately following the second full Fiscal Quarter following the date of the execution and delivery of this agreement shall be set at Level 1.

“Available Credit” means, at any particular time and with respect to the Credit Facility, the amount, if any, by which the Credit Limit at such time exceeds the amount of credit outstanding under the Credit Facility at such time.

“Banking Day” means (x) any day, other than Saturday and Sunday, on which banks generally are open for business in Reno, Nevada, Toronto, Ontario and New York, New York and London, England and (y) when used in respect of LIBOR Loans, means any such day which is also a day on which banks generally are open for business in London, England and on which transactions can be carried on in the London interbank market.

Credit Agreement

“Base Rate Loan” means monies lent by the Lenders to the Borrower hereunder and upon which interest accrues at a rate referable to the Alternate Base Rate Canada.

“Branch of Account” means the main branch of the Administrative Agent located at Scotia Plaza, 44 King Street West, Toronto, Ontario, or such other branch of the Administrative Agent located in Canada or the United States as the Borrower and the Administrative Agent may agree upon.

“Calculation Date” means each March 31, June 30, September 30 and December 31 falling after the date of this agreement.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed and including, without limitation, equipment) by that Person as lessee that, in conformity with generally accepted accounting principles, is, or is required to be, accounted for as a finance lease obligation on the balance sheet of that Person.

“Capital Reorganization” means any change in the issued and outstanding Shares of a Company.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the governments of the United States or Canada or any agency or instrumentality thereof with maturities of 12 months or less from the date of acquisition, (ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank incorporated in the United States or Canada having capital and surplus in excess of $500,000,000, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) investment funds investing at least 95% of their assets in securities of the types described in clauses (i) to (iii) above and (v) readily marketable direct obligations issued by the United States or Canada or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s, or S&P with maturities of 24 months or less from the date of acquisition.

“Cash Proceeds of Realization” means the aggregate of (i) all Proceeds of Realization in the form of cash and (ii) all cash proceeds of the sale or disposition of non-cash Proceeds of Realization, in each case expressed in United States dollars.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 of the United States, as amended by the Superfund Amendments and Reauthorization Act and as further amended from time to time, and any successor statute and including all regulations issued under all such statutes.

Credit Agreement

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any Applicable Law by any Official Body.

“Change of Control” means and shall be deemed to have occurred if any Person or group of Persons “acting jointly or in concert” (as contemplated by the Securities Act (Ontario)), shall at any time have acquired (i) direct or indirect beneficial ownership of Shares of the Borrower having attributed to it a majority of the outstanding votes attached to all of the issued and outstanding Voting Shares of the Borrower or (ii) the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the directors of the Borrower.

“Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time, and any successor statute and including all regulations issued under all such statutes.

“Companies” means, collectively, the Borrower and each Subsidiary of the Borrower and “Company” means any one of the Companies.

“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting equity, by contract or otherwise and “Controlled” shall have a similar meaning.

“Conversion Notice” shall have the meaning ascribed thereto in Section 6.2.

“Corporate Reorganization” means any change in the legal existence of any Company (other than a Capital Reorganization) including by way of amalgamation, merger, winding up, continuance or plan of arrangement.

“Credit Documents” means this agreement, the Guarantees, the Fee Letter, the Security Documents, the Postponement and Subordination Undertaking and all instruments and agreements executed and delivered by the Obligors in favour of the Finance Parties from time to time in connection with this agreement or any other Credit Document, but specifically excluding the Qualified Risk Management Agreements.

“Credit Facility” means the revolving term credit facility established by the Lenders in favour of the Borrower pursuant to Section 2.1.

“Credit Facility Repayment Date” means the date on which all Secured Obligations owing by the Obligors to the Finance Parties or any of them, or remaining unpaid to the Finance Parties or any of them, under the Credit Agreement have been satisfied in full and the Credit Facility has terminated pursuant to Section 2.4.

Credit Agreement

“Credit Limit” means $30,000,000 (as such amount may be reduced pursuant to Section 2.3).

“Default” means any event which is or which, with the passage of time, the giving of notice or both, would be an Event of Default.

“Deposit Accounts” means the Borrower’s bank accounts maintained by The Bank of Nova Scotia.

“Derivative Exposure” in relation to any Person (the “relevant party”) and any counterparty of the relevant party at any time means the amount which would be payable by the relevant party to that counterparty, or by that counterparty to the relevant party, as the case may be, pursuant to all Risk Management Agreements entered into between them and in effect at that time if the transactions governed thereby were to be terminated as the result of the early termination thereof. If the Derivative Exposure would be payable by the relevant party to the counterparty of the relevant party at the relevant time of determination, it is referred to herein as “Out-of-the-Money Derivative Exposure”.

“Designated Account” means, with respect to transactions in a particular currency for the Borrower, the account of the Borrower maintained by the Administrative Agent at the Branch of Account for the purposes of transactions in such currency under this Agreement.

“Direct Obligors” means the Persons owing the Direct Secured Obligations to the Finance Parties.

“Direct Secured Obligations” means the Secured Obligations of an Obligor, under this Agreement, the Fee Letter and any Qualified Risk Management Agreements.

“Distribution” means:

(a)	the declaration, payment or setting aside for payment of any dividend or other distribution on or in respect of any shares in the capital of the Borrower, other than a dividend declared, paid or set aside for payment by the Borrower which is payable in shares of the Borrower;

(b)	the redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any shares in the capital of the Borrower or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for shares in the capital of the Borrower, including, without limitation, options, warrants, conversion or exchange privileges and similar rights; and

(c)	the payment or prepayment of interest or the repayment or prepayment of principal with respect to any consolidated Indebtedness of the Borrower which is subordinated to the Secured Obligations.

Credit Agreement

“$” denotes U.S. dollars.

“Draft” means any draft, bill of exchange, receipt, acceptance, demand or other request for payment drawn or issued under or in respect of a Letter.

“Drawdown Notice” shall have the meaning ascribed thereto in Section 4.1.

“EBITDA” means, for any particular Fiscal Quarter, Net Income for such Fiscal Quarter:

(a)	plus consolidated income and mining tax expenses for such Fiscal Quarter;

(b)	plus Interest Expenses for such Fiscal Quarter;

(c)	minus Interest Income for such Fiscal Quarter;

(d)	minus (to the extent otherwise included) any extraordinary or unusual gains and unrealized gains for such Fiscal Quarter;

(e)	plus (to the extent otherwise deducted) any extraordinary or unusual losses and unrealized losses for such Fiscal Quarter;

(f)	minus (to the extent otherwise included) any gain over book value arising in favour of a Company on any disposal of any business or asset (not being a disposal made in the ordinary course of business) during such Fiscal Quarter;

(g)	plus (to the extent otherwise deducted) any loss against book value incurred by a Company on the disposal of any business or asset (not being a disposal made in the ordinary course of business) during such Fiscal Quarter;

(h)	plus (to the extent otherwise deducted) depreciation of fixed assets and amortization of goodwill or intangible assets during such Fiscal Quarter;

(i)	plus (to the extent otherwise deducted) the amount of capital expenditures and other expenditures in respect of exploration activities during such Fiscal Quarter;

(j)	plus (to the extent otherwise deducted) other non-cash expenses deducted in calculating Net Income, including non-cash stock expenses relating to stock-based compensation, and non-cash unrealized losses incurred in connection with Risk Management Agreements during such Fiscal Quarter;

(k)	minus (to the extent otherwise included) any non-cash unrealized gains incurred in connection with Risk Management Agreements during such Fiscal Quarter;

Credit Agreement

(1)	minus (to the extent otherwise included) any non-cash gains from operations held for sale and any foreign exchange gains during such Fiscal Quarter; and

(m)	plus (to the extent otherwise deducted) any non-cash losses from operations held for sale and any foreign exchange losses during such Fiscal Quarter.

The calculation of EBITDA shall be adjusted for non-cash revenues and expenses of the Borrower on a consolidated basis including, without limitation, deferred revenue and the difference between accrued and cash reclamation costs.

“Enforcement Date” means:

(a)	the date on which the Administrative Agent notifies the Borrower, pursuant to Section 13.1, that all Secured Obligations of the Borrower to the Lenders hereunder have become immediately due and payable or on which such Secured Obligations automatically become due and payable pursuant to Section 13.1, whichever occurs first; or

(b)	if all Secured Obligations of the Borrower to the Lenders hereunder has been repaid in full and all Individual Commitments of the Lenders hereunder have terminated, the date on which a Qualified Risk Management Lender notifies an Obligor that all Indebtedness of the Borrower to such Qualified Risk Management Lender under the relevant Qualified Risk Management Agreement has become immediately due and payable or on which such Indebtedness automatically becomes due and payable, whichever occurs first.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement that addresses, is related to or is otherwise concerned with environmental, health or safety issues, including any Legal Requirement relating to any emissions, discharges, releases or threatened releases of Hazardous Materials into the Environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, handling, clean-up or control of Hazardous Materials, including CERCLA, each as amended from time to time.

“Equity” means, at any particular time, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated balance sheet of the Borrower at such time as shareholders’ equity of the Borrower.

Credit Agreement

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time, and any successor statute and including all regulations issued under all such statutes.

“ERISA Affiliate” shall mean Person that is a member of a group of which the Borrower is a member and which group is treated as a single employer under Section 414(b), (c) or (m) of the Code, Section 4001 of ERISA or as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such Person.

“ERISA Companies” means the Borrower and the ERISA Affiliates and “ERISA Company” means any of the ERISA Companies.

“Event of Default” means any one of the events set forth in Section 13.1.

“Exchange Equivalent” means as of any particular date, with reference to any amount (the “original amount”) expressed in a particular currency (the “original currency”), the amount expressed in another currency which would be required to buy the original amount of the original currency using the quoted spot rates at which the principal office in New York of the Administrative Agent offers to provide such other currency in exchange for such original currency at 12:00 noon (New York time) on such date.

“Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the relevant Lender is located, (c) for any period with respect to which a Lender has failed to provide the Borrower with the forms, certificates or other documents required by Section 8.6(i) Reference source not found, any Indemnified Taxes imposed solely by reason of such failure, and (d) any Indemnified Taxes imposed solely by reason of a Lender voluntarily effecting a change in its jurisdiction of principal operations after the date that it became a Lender (unless such Taxes are imposed after such change in jurisdiction by reason of any Change in Law occurring after and not by reason of the change in jurisdiction).

“Exposure” means, with respect to a particular Finance Party at a particular time, the amount of the Secured Obligations owing to such Finance Party at such time, determined by such Finance Party in good faith in accordance with Section 14.21.

“Federal Funds Effective Rate” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a year of 365 days (or 366 days in the case of a leap year) and for the actual number of days elapsed, equal to the weighted average of the rates on overnight federal funds transactions with

Credit Agreement

members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York or, for any Banking Day on which such rate is not so published by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the fee letter dated May 17, 2011 entered into between The Bank of Nova Scotia and the Borrower.

“Finance Documents” means the Credit Documents and the Qualified Risk Management Agreements.

“Finance Parties” means the Administrative Agent, the Lenders, the Issuing Lender and the Qualified Risk Management Lenders.

“Financial Letter” means a standby letter of credit or guarantee in a form satisfactory to the Issuing Lender and issued by the Issuing Lender at the request of the Borrower in favour of a third party to secure the payment of an obligation that is a “direct credit substitute” within the meaning of the Guideline A-1 – Capital Adequacy Requirement of the Office of the Superintendent of Financial Institutions Canada, as determined by the Issuing Lender (“direct credit substitutes” include standby letters of credit serving as financial guarantees).

“Fiscal Quarter” means any of the three-month periods ending on the last day of March, June, September and December in each Fiscal Year.

“Fiscal Year” means the twelve-month period ending on the last day of December in each year.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“generally accepted accounting principles” or “GAAP” means generally accepted accounting principles in effect in the United States from time to time consistently applied, as recommended by the American Institute of Certified Public Accountants or, after notice thereof has been provided by the Borrower to the Administrative Agent, such other United States generally accepted accounting principles as may be adopted by the Borrower in replacement thereof.

“Guarantees” means the one or more guarantees to be entered into by the Guarantors in favour of the Administrative Agent for the benefit of the Finance Parties, each in form and substance satisfactory to the Administrative Agent as the same may be amended, modified, supplemented or replaced from time to time, and pursuant to which each Obligor shall guarantee on a full recourse basis the Direct Secured Obligations of each other Obligor under this Agreement, each Fee Letter and any Qualified Risk Management Agreements.

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“Guarantors” means Allied VGH and Hycroft Resources and each Additional Guarantor pursuant to Section 11.1 (x).

“Hazardous Materials” means any waste, chemical or other substance that is hazardous, radioactive, toxic, a pollutant or a contaminant, or that is regulated, listed, defined, designated, or classified, or otherwise determined to be, as such under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas.

“Hycroft Mine” means Hycroft Resources’ gold and silver mine located 54 miles west of Winnemucca, Nevada along the border of Humboldt and Pershing Counties, all as more fully described in the Borrower’s Form 10-K filed with the United States Securities and Exchange Commission for the Fiscal Year ended December 31, 2010.

“Hycroft Resources” means Hycroft Resources & Development, Inc., a corporation incorporated under the laws of Nevada.

“Indebtedness” of any Person means, without duplication, (i) indebtedness of such Person for borrowed money or for the deferred purchase price of property and services, other than trade payables incurred in the ordinary course of business and payable in accordance with customary practices, (ii) other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) obligations of such Person under any Capital Lease (iv) contingent obligations of such Person in respect of any letter of credit, bank guarantee or surety bond, (v) to the extent accelerated, the Out-of-the-Money Derivative Exposure of such Person, and (vi) the contingent obligations of such Person under any guarantee or other agreement assuring payment of any obligations of any Person of the type described in the foregoing clauses (i) to (v) (for greater certainty, the contingent obligations assuring payment of any Out-of-the-Money Derivative Exposure will only be treated as Indebtedness if such Out-of-the-Money Derivative Exposure has in fact been accelerated). Indebtedness for purposes of calculating the ratios in Sections 11.1(n), (o) and (p) shall not include any Indebtedness under clause (iv) above (other than any Secured Obligations) that is cash collateralized.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Individual Commitment” means, with respect to a particular Lender, the amount set forth in Schedule A attached hereto, as reduced or amended from time to time pursuant to, as applicable, Sections 2.2, 2.3, 8.3 and 15.5 as the individual commitment of such Lender with respect to the Credit Facility, provided that, upon the termination of the Credit Facility pursuant to Section 2.4, the Individual Commitment of each Lender with respect to the Credit Facility shall thereafter be equal to the Individual Commitment of such Lender under the Credit Facility immediately prior to the termination of the Credit Facility.

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“Intellectual Property” shall mean all issued patents and patent applications, industrial design registrations, trade-marks, registrations and applications therefor, trade-names and styles, logos, copyright registrations and applications therefor, all of the foregoing owned by or licensed to any Obligor and used in or necessary to the operation of its business.

“Interest Coverage Ratio” means, for any particular period, the ratio of Rolling EBITDA for such period to the Rolling Interest Expenses for such period.

“Interest Expenses” means, for any particular period, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated income statement of the Borrower for such period as gross interest expenses (including, for greater certainty, issuance fees with respect to Letters).

“Interest Income” means, for any particular period, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated income statement of the Borrower for such period as interest accrued due to the Borrower during such period whether or not paid.

“Interest Period” means, in the case of any LIBOR Loan, the applicable period for which interest on such LIBOR Loan shall be calculated pursuant to Article 7.

“Investment” shall mean any advance, loan, extension of credit or capital contribution to, purchase of Shares, bonds, notes, debentures or other securities of, or any other investment made in, any Person but shall exclude any Acquisition, any acquisition of tangible personal property and any capital or exploration expenditures. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity, or distributions or dividends paid, thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair value of such property at the time of such Investment, as determined in good faith by the Borrower.

“Investment Accounts” means the investment accounts maintained by the Borrower with The Bank of Nova Scotia.

“Issuing Lender” means The Bank of Nova Scotia or any other Lender selected by the Administrative Agent and acceptable to the Borrower who assumes in writing the obligation of issuing Letters under the Credit Facility on behalf of the Lenders.

“Legal Requirement” means any requirement under federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, ordinance, regulation, statute or treaty having the force of law.

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“Lenders” means the individual financial institutions set out and described in Schedule A, as amended from time to time and “Lender” means any of the Lenders. After the Credit Facility Repayment Date, “Lender” shall mean each Person that was a Lender immediately prior to the Credit Facility Repayment Date but only for so long as such Person is a Qualified Risk Management Lender.

“Letters” means Financial Letters or Non-Financial Letters issued by the Issuing Lender at the request, and on the credit, of the Borrower, each being denominated in United States dollars and being issued to a named beneficiary acceptable to the Issuing Lender and in each case having a term of not more than one year and being renewable in the sole discretion of the Issuing Lender and otherwise all such Letters being otherwise in a form satisfactory to the Issuing Lender.

“Leverage Ratio” means, for any particular period, the ratio of (i) Total Debt at the last day of such Fiscal Quarter to (ii) Rolling EBITDA for such period.

“LIBOR” means, with respect to any Interest Period applicable to a LIBOR Loan, the per annum rate of interest determined by the Administrative Agent, based on a three hundred sixty (360) day year as the rate for deposits in United States dollars appearing on the display referred to as the “LIBOR 01 Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service for a period equal to the number of days in the applicable Interest Period, at or about 11:00 a.m. (London, England time) on the second Banking Day prior to the first day of such Interest Period. If such “LIBOR 01 Page” is not available, then “LIBOR” shall mean, with respect to any such Interest Period, the per annum rate of interest, based on a three hundred sixty (360) day year (rounded upwards, if necessary, to the nearest 1/100th of one percent) determined by the Administrative Agent at approximately 11:00 a.m. (London, England time) (or so soon thereafter as practicable) on the second Banking Day prior to the first day of such Interest Period offered to the Administrative Agent by leading banks in the London interbank market for the placing of United States dollar deposits with the Administrative Agent having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Pro Rata Share of the Administrative Agent in respect of the applicable LIBOR Loan.

“LIBOR Loans” means monies lent by the Lenders to the Borrower in United States dollars and upon which interest accrues at a rate referable to LIBOR and “LIBOR Loan” means any one of the LIBOR Loans.

“Lien” means any deed of trust, mortgage, charge, hypothec, assignment, pledge, lien, vendor’s privilege, vendor’s right of reclamation or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any indebtedness or liability or the observance or performance of any obligation.

“Loans” means Base Rate Loans and LIBOR Loans.

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“Majority Lenders” (i) means, with respect to a matter relating to the Credit Facility, such group of Lenders (and, if there is more than one Lender, at least two Lenders) whose Individual Commitments with respect to the Credit Facility aggregate at least two-thirds of the Total Commitment Amount and (ii) means, at any time during the continuance of an Event of Default, such group of Finance Parties which have aggregate Exposure in an amount at least two-thirds of the aggregate Exposure of all of the Finance Parties at such time.

“Material Adverse Change” and “Material Adverse Effect” each mean any material adverse change in or material adverse effect on (i) the business, operations, affairs, assets or properties or financial condition of the Companies, taken as a whole, (ii) the ability of the Obligors, taken as a whole, to observe, perform and or comply with their obligations under any of the Credit Documents; or (iii) the rights and remedies of, as applicable, the Administrative Agent or any Lender under any of the Credit Documents.

“Material Agreements” means any agreement which if terminated could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means Hycroft Resources and any Subsidiary, present or future, of the Borrower, established or acquired by the Borrower or a Subsidiary of the Borrower, which owns, directly or indirectly, any Shares in Hycroft Resources.

“Maturity Date” means May 17, 2014.

“Measurement Period” means the period of three calendar months commencing on each January 1, April 1, July 1 and October 1 of each calendar year.

“Mineral Title Opinion” means the mineral status report of Erwin & Thompson LLP dated June 3, 2010.

“Mining Claims” means the unpatented mining claims relating to the Hycroft Mine.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA, any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, or any “multiple employer plan” within the meaning of Section 210 of ERISA or IRC Section 413(c), or any “multiple employer welfare arrangement,” as defined in ERISA Section 3(40) to which any ERISA Company is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

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“Net Income” means, for any particular period, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated income statement of the Borrower for such period as the net income of the Borrower excluding any extraordinary items.

“Non-Financial Letter” means a standby letter of credit or guarantee in a form satisfactory to the Issuing Lender and issued by the Issuing Lender at the request of the Borrower in favour of a third party that is a “transaction-related contingency” within the meaning of the Guideline A-1 – Capital Adequacy Requirement of the Office of the Superintendent of Financial Institutions Canada, as determined by the Issuing Lender (“transaction-related contingencies” include performance bonds and standby and documentary letters of credit that support particular performance of non-financial or commercial contracts or undertakings rather than supporting general financial obligations).

“NPI” means the unsecured net profits interest in the Hycroft Mine of 4% per annum payable to Vista Gold Corp.

“Obligors” means, collectively, the Borrower and the Guarantors and “Obligor” means any of the Obligors.

“Official Body” means any national, state, provincial or municipal government or government of any political subdivision thereof, or any agency, authority, board, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury, mediator, arbitrator or referee, whether foreign or domestic having jurisdiction and the ability to make decisions having the force of law.

“Order” means an order, judgment, injunction or other determination restricting payment by the Issuing Lender under or in accordance with a Letter or extending the Issuing Lender’s liability beyond the expiration date stated therein.

“Other Taxes” means all present and future stamp or documentary Taxes or any other excise tax or property Taxes, charges or similar levies arising from the execution, delivery, registration or enforcement of this Agreement or any other Finance Document, in each case, including any additions to Tax, interest or penalties applicable thereto.

“Out-of-the-Money Derivative Exposure” has the meaning given to it in the definition of “Derivative Exposure”.

“Participant” shall have the meaning ascribed thereto pursuant to Section 15.5.

“PBGC” means Pension Benefit Guaranty Corporation or any governmental body succeeding to its functions.

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“Permitted Acquisition” means any Acquisition with respect to which:

(a)	the business of the entity being acquired is, (in the case of a share Acquisition) or the assets being acquired are used in or relate to, (in the case of an asset Acquisition) a business of the nature referred to in Section 11.2(d);

(b)	no Default or Event of Default exists at the time of such proposed Acquisition and no Default or Event of Default would exist immediately after the implementation of any such proposed Acquisition;

(c)	the financial covenants set out in 11.1(n) to 11.1(p), inclusive, would be met, on a pro forma basis, immediately after giving effect to the implementation of any such Acquisition;

(d)	in the case of any one or more Acquisitions, no more than an aggregate $50,000,000 of cash is used for such Acquisitions.

(e)	in the case of any Acquisition of assets, the assets are located in a Permitted Jurisdiction or in the case of any Acquisition of Shares, the subject target and each of its Subsidiaries is incorporated or otherwise formed under the laws of a Permitted Jurisdiction; and

(f)	in the case of any Acquisition of Shares, at least 90% of the consolidated book value of the subject target’s assets are located in a Permitted Jurisdiction.

“Permitted Acquisition Indebtedness” means any Indebtedness resulting from a Permitted Acquisition which existed prior to, and not in contemplation of, the Permitted Acquisition and any Indebtedness incurred upon and following the Permitted Acquisition pursuant to any commitment (an “Existing Commitment”) which existed prior to, and not in contemplation of, the Permitted Acquisition, provided (x) no Default exists at the time of the Permitted Acquisition, (y) no Default would exist immediately thereafter and (z) the financial covenants set out in Sections 11.1(n) to 11.1(p), inclusive,) would be met, on a pro forma basis, immediately after the Permitted Acquisition.

“Permitted Acquisition Risk Management Agreements” means any Risk Management Agreements relating to a Permitted Acquisition which existed prior to, and not in contemplation of, the Permitted Acquisition and all transactions entered into prior to the date of the Permitted Acquisition with respect to such Risk Management Agreement.

“Permitted Capital Reorganization” means (a) any change in the issued and outstanding Shares of the Borrower (other than a change in connection with an Acquisition that is not a Permitted Acquisition or a change that would result in an Event of Default) and (b) any Capital Reorganization (i) that does not result in any change in the combined direct and indirect percentage ownership interest of

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the Borrower in any Guarantor; (ii) notice of which (and reasonable details thereof) has been provided by the Borrower to the Administrative Agent in writing ten Banking Days before its proposed completion date (where the Capital Reorganization only involves the change in the capital structure of a Company, the notice referred to in this clause (ii) shall be reduced to three Banking Days), (iii) where at the time of the delivery of the aforesaid notice by the Borrower to the Administrative Agent, the Borrower delivers to the Administrative Agent a certificate (A) certifying that the completion of the Capital Reorganization will not have a Material Adverse Effect and (B) in which the Borrower shall covenant to deliver or cause to be delivered to the Administrative Agent, contemporaneously with the completion of such Capital Reorganization, any Guarantees and Security Documents and/or amendments thereto, or Postponement and Subordination Undertaking, certificates, opinions and other things as the Administrative Agent may request to ensure the completion of such Capital Reorganization shall not adversely affect any rights of any Finance Party under any Guarantee or Security Document and (iv) where no Default or Event of Default has occurred and is outstanding at the time of the completion of the Capital Reorganization or would arise immediately thereafter.

“Permitted Corporate Reorganization” means any Corporate Reorganization (i) notice of which (and reasonable details thereof) has been provided by the Borrower to the Administrative Agent in writing ten Banking Days before its proposed completion date, (ii) where at the time of the delivery of the aforesaid notice by the Borrower to the Administrative Agent, the Borrower delivers to the Administrative Agent a certificate (A) certifying that the completion of the Corporate Reorganization will not have a Material Adverse Effect and (B) in which the Borrower shall covenant to deliver or cause to be delivered to the Administrative Agent, contemporaneously with the completion of such Corporate Reorganization, any Guarantees and Security Documents and/or amendments thereto, Postponement and Subordination Undertaking, certificates, opinions and other things as the Administrative Agent may request to ensure the completion of such Capital Reorganization shall not adversely affect any rights of any Finance Party under any Guarantee, Security Document or Postponement and Subordination Undertaking and (iii) where no Default or Event of Default has occurred and is outstanding at the time of the completion of the Corporate Reorganization or would arise immediately thereafter.

“Permitted Indebtedness” means any one or more of the following:

(a)	the Secured Obligations;

(b)	Indebtedness of the Borrower on a consolidated basis arising under Capital Leases and Purchase Money Indebtedness provided that the aggregate principal amount of all such Indebtedness incurred and outstanding at any time shall not exceed $150,000,000;

(c)	any Permitted Acquisition Indebtedness or any Indebtedness under Permitted Acquisition Risk Management Agreements;

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(d)	Indebtedness in respect of bonds, letters of credit or bank guarantees in favour of a public utility or any other Official Body when required by such utility or other Official Body in connection with the operations of any Company (including for the reclamation or remediation of mining properties), all in the ordinary course of business;

(e)	Indebtedness owing by any Obligor to any Subsidiary of the Borrower that is subordinated and postponed pursuant to the Postponement and Subordination Undertaking.

(f)	any Indebtedness relating to employee benefit plans or compensation; and

(g)	any guarantee by any Obligor of any Indebtedness permitted under paragraphs (b), (d) or (e); and

(h)	Indebtedness of the Borrower on a consolidated basis, not otherwise permitted under paragraphs (a) – (g), in an aggregate amount at any particular time of not more than $25,000,000.

“Permitted Jurisdiction” means the United States of America, Canada, Mexico, Greenland, Bermuda, all countries of South America (excluding Venezuela, Paraguay and Bolivia), the European Union, Norway, Switzerland, Turkey, Croatia, Macedonia, Albania, Andorra, Bosnia & Herzegovina, Montenegro, Serbia, New Zealand, Australia, Tasmania, Papua New Guinea, British Virgin Islands, Barbados, the Cayman Islands, Curacao, Antilles, Channel Islands, Belize, Honduras, Costa Rica, Panama, Tanzania, Namibia, South Africa, Botswana and Ghana.

“Permitted Liens” means any one or more of the following with respect to the property and assets of the Companies:

(a)	Liens for taxes, assessments or governmental charges or levies not at the time due or delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with generally accepted accounting principles so long as forfeiture of any part of such property or assets will not result from the failure to pay such taxes, assessments or governmental charges or levies during the period of such contest;

(b)	the Lien of any judgment rendered or the Lien of any claim filed which is being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with generally accepted accounting principles so long as forfeiture of any part of such property or assets will not result from the failure to satisfy such judgment or claim during the period of such contest;

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(c)	Liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with generally accepted accounting principles so long as forfeiture of any part of such property or assets will not result from the failure to pay such obligations during the period of such contest;

(d)	restrictions, easements, rights of way, servitudes or other similar rights in land granted to or reserved by other Persons which in the aggregate do not materially impair the usefulness, in the operation of the business of any Company, of the property subject to such restrictions, easements, rights of way, servitudes or other similar rights in land granted to or reserved by other Persons;

(e)	the right reserved to or vested in any Official Body by the terms of any lease, licence, franchise, grant or permit acquired by any Company or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(f)	Liens resulting from the deposit of cash or securities (i) in connection with contracts, tenders or expropriation proceedings, or (ii) to secure workers’ compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations, or (iii) in connection with the discharge of Liens or claims incidental to construction and mechanics’, warehouseman’s, carriers’ and other similar liens;

(g)	security given to a public utility or any other Official Body when required by such utility or other Official Body in connection with the operations of any Company, all in the ordinary course of business (whether such security is given directly or indirectly (ie. as security for a letter of credit or bank guarantee that is given as security to the public utility or other Official Body));

(h)	the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the United States of America or any other Official Body;

(i)	title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held;

(j)	applicable municipal and other Official Body restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the property for the purpose for which it is held;

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(k)	Liens on concentrates or minerals or the proceeds of sale of such concentrates or minerals arising or granted pursuant to a processing arrangement entered into in the ordinary course and upon usual market terms, securing the payment of a Company’s portion of the fees, costs and expenses attributable to the processing of such concentrates or minerals under any such processing arrangement, but only insofar as such Liens relate to obligations which are at such time not past due or the validity of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with generally accepted accounting principles;

(1)	the Security;

(m)	royalties on the production or profits from mining and other Liens arising under Third Party Mining Arrangements provided such royalties (x) are in existence as at the date hereof (including, for certainty, the NPI) or (y) do not relate to a property in production at the time the royalty was granted;

(n)	customary Liens in respect of service charges and other obligations, other than Indebtedness, in respect of bank, custodian, investment, customs and other accounts opened in the ordinary course of business;

(o)	Liens securing Indebtedness to be incurred and outstanding pursuant to paragraph (b) of the definition of “Permitted Indebtedness”; provided, however, that any such Lien shall attach only to the asset in respect of which such Indebtedness is incurred and any proceeds thereof;

(p)	Liens securing Indebtedness referenced in paragraphs (c) or (d) of the definition of “Permitted Indebtedness”;

(q)	Liens securing up to $10,000,000 of the Indebtedness referenced in paragraph (h) of the definition of “Permitted Indebtedness”; and

(r)	any exceptions or limitations set forth in the Mineral Title Opinion.

“Permitted Reorganizations” means Permitted Corporate Reorganizations and Permitted Capital Reorganizations.

“Person” means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA (including any Multiemployer Plan), and each other employment, consulting, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, supplemental retirement, cafeteria benefit (Section 125 of the IRC) or dependent care (Section 129 of the

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IRC), sick pay, tuition assistance, club membership, employee discount, employee loan, vacation pay, severance, deferred compensation, incentive, fringe benefit, perquisite, change in control, retention, stock option, stock purchase, restricted stock or other compensatory plan, policy, agreement or arrangement (including any collective bargaining agreement) (i) that is currently, or has been at any time in the six prior calendar years, maintained, administered, contributed to or required to be contributed to by the Borrower, or (ii) to which the Borrower is a party or has any liability, or (iii) that covers any current or former officer, director, employee or independent contractor, (or any of their dependents) of the Borrower or any ERISA Affiliate.

“Postponement and Subordination Undertaking” means the postponement and subordination undertaking to be entered into by the non-Obligor Subsidiaries of the Borrower in favour of the Administrative Agent pursuant to Section 1 l.l(t), in form and substance satisfactory to the Administrative Agent as the same may be amended, modified, supplemented or replaced from time to time.

“Pro Rata Share” means at any particular time with respect to a particular Lender, the ratio of the Individual Commitment of such Lender with respect to the Credit Facility at such time to the aggregate of the Individual Commitments of all of the Lenders with respect to the Credit Facility at such time.

“Proceeds of Realization” means all cash and non-cash proceeds derived from any sale, disposition or other realization of the Secured Assets or received from the Borrower pursuant to this agreement (i) on or after the Enforcement Date, (ii) upon any dissolution, liquidation, winding-up, reorganization, bankruptcy, insolvency or receivership of any Obligor (or any other arrangement or marshalling of the Secured Assets that is similar thereto) or (iii) upon the enforcement of, or any action taken with respect to enforcement of, any of the Credit Documents.

“Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and is not eligible for an exemption under those sections.

“Purchase Money Indebtedness” means Indebtedness assumed by an Obligor as part of, or issued or incurred by an Obligor to pay or provide funds to pay, all or a part of the purchase price of any equipment hereafter or previously acquired by an Obligor.

“Qualified Affiliate” means an Affiliate of a Lender who has executed and delivered to the Administrative Agent an instrument of adhesion in the form set forth in Schedule J.

“Qualified Risk Management Agreements” means any Risk Management Agreement with a term that expires on or prior to the Maturity Date entered into between an Obligor on the one hand and a Lender or any of its Affiliates on the other hand (but only for so long as such Lender remains a Qualified Risk Management Lender).

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“Qualified Risk Management Lender” means (x) any Person that enters into a Risk Management Agreement at a time when such Person is a Lender or (y) any Qualified Affiliate that enters into a Risk Management Agreement at a time when the Lender with which such Qualified Affiliate is affiliated is a Lender.

“Receiver” means a receiver, receiver and manager or other Person having similar powers or authority appointed by the Administrative Agent or by a court at the instance of the Administrative Agent in respect of the Secured Assets or any part thereof.

“Release” means any spilling, leaking, emitting, discharging, depositing, disposing, escaping, emptying, leaching, seeping, dumping, placing or other releasing into, upon or under any land, water or air or otherwise entering into the Environment, whether intentional or unintentional.

“Risk Management Agreements” means present or future agreement which evidences any gold, silver or other commodity hedging transaction, spot or forward foreign exchange transaction, interest rate swap transaction, currency swap transaction, forward rate transaction, rate cap transaction, rate floor transaction, rate collar transaction, and any other exchange or rate protection transaction, any combination of such transactions or any option with respect to any such transaction entered into by an Obligor.

“Rolling EBITDA” means, for any Fiscal Quarter, the aggregate of (without duplication):

(a)	the sum of EBITDA (exclusive of any portion thereof attributable to any Rolling Permitted Acquisition EBITDA) for such Fiscal Quarter and for the three immediately preceding Fiscal Quarters; and

(b)	any Rolling Permitted Acquisition EBITDA for such Fiscal Quarter.

“Rolling Interest Expenses” means, for any Fiscal Quarter, the aggregate of (without duplication):

(a)	the sum of Interest Expenses (exclusive of any portion thereof attributable to any Rolling Permitted Acquisition Interest Expenses) plus the Borrower’s consolidated capitalized interest expenses for such Fiscal Quarter and for the three immediately preceding Fiscal Quarters; and

(b)	any Rolling Permitted Acquisition Interest Expenses for such Fiscal Quarter.

“Rolling Permitted Acquisition EBITDA” means, for any Fiscal Quarter as concerns any Permitted Acquisition with respect to which four Fiscal Quarter ends or less have occurred since the date of the completion of such Permitted

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Acquisition, pro forma EBITDA attributable to such Permitted Acquisition during such Fiscal Quarter and the three immediately preceding Fiscal Quarters as if such Permitted Acquisition had occurred on the first day of such four Fiscal Quarter period.

“Rolling Permitted Acquisition Interest Expenses” means, for any Fiscal Quarter as concerns any Permitted Acquisition with respect to which four Fiscal Quarter ends or less have occurred since the date of the completion of such Permitted Acquisition, pro forma Interest Expenses attributable to such Permitted Acquisition during such Fiscal Quarter and the three immediately preceding Fiscal Quarters as if such Permitted Acquisition had occurred on the first day of such four Fiscal Quarter period.

“Rollover Notice” shall have the meaning ascribed thereto in Section 5.2.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies Inc. and its successors.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Secured Assets” means all present and after-acquired personal property of the Obligors.

“Secured Obligations” shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by any of the Obligors to any of the Finance Parties, or remaining unpaid to any of the Finance Parties, under or in connection with any of the Finance Documents and Secured Obligations of a particular Obligor shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by such Obligor to any of the Finance Parties, or remaining unpaid to any of the Finance Parties, under or in connection with any of the Finance Documents to which such Obligor is a party. For certainty, “Secured Obligations” shall include interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, in accordance with and at the rate (including any rate applicable upon any Default or Event of Default to the extent lawful) specified herein, whether or not such interest is an allowable claim in such bankruptcy proceeding.

“Secured Obligations Termination Date” means the date on which all Secured Obligations of the Obligors (other than those provisions which by their terms survive the termination of the Finance Documents) have been paid in full and the Finance Parties have no Individual Commitments.

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“Security” means the collateral security constituted by the Security Documents.

“Security Documents” means the security documents which, in the reasonable opinion of the Administrative Agent, are required to be entered into from time to time by each Obligor in favour of the Administrative Agent in order to grant to the Administrative Agent a Lien on the Secured Assets as continuing collateral security for the payment and performance of the Secured Obligations of such Obligor, such security documents to be in form and substance satisfactory to the Administrative Agent and to include the security documents described in Schedule I hereto.

“Shares”, as applied to the shares of any corporation or other entity, means the shares or other ownership interests of every class whether now or hereafter authorized, regardless of whether such shares or other ownership interests shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of such corporation or other entity.

“Subsidiary” means, with respect to any Person, any corporation, company or other similar business entity (including, for greater certainty, a chartered bank) of which more than fifty per cent (50%) of the outstanding Shares or other equity interests (in the case of Persons other than corporations) having ordinary voting power to elect a majority of the board of directors or the equivalent thereof of such corporation, company or similar business entity (irrespective of whether at the time Shares of any other class or classes of the Shares of such corporation, company or similar business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Tangible Net Worth” means, at any particular time, the amount of Equity at such time less the aggregate of the amounts, at such time, which would, in accordance with generally accepted accounting principles, be classified upon the consolidated balance sheet of the Borrower as goodwill (without taking into account any future income tax assets that may be classified as goodwill), intangible assets and accumulated other comprehensive income.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time, and regulations promulgated thereunder.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax, penalties or similar liabilities applicable thereto.

“Termination Event” means (i) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder; (ii) the Borrower’s, or any ERISA

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Affiliate’s, withdrawal from a Multiemployer Plan during a year in which it was a “substantial employer”, as this term is defined in Section 4001(a)(2) of ERISA, (iii) the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiemployer Plan; (iv) providing notice of intent to terminate a Plan under 4041(a)(2) of ERISA or the treatment of a Multiemployer Plan amended as a termination under 4041 of ERISA; (v) the PBGC instituting proceeding to terminate a Plan under Section 4041 of ERISA; (vi) any other event or condition that might constitute grounds under Section 4042 of ERISA to terminate or appoint a trustee to administer a Multiemployer Plan; (vii) the occurrence of an event described in Section 302(f), 4069, 4070, or 4212(c) of ERISA; (viii) any complete or partial withdrawal from a Multiemployer Plan, any termination of a Multiemployer Plan, or any Multiemployer Plan being insolvent or in reorganization status; or (ix) any occurrence similar to any of those referenced in clauses (i) – (viii) above under the applicable law of a foreign country.

“Third Party Mining Arrangements” means any arrangement with another Person or Persons of a nature that is, or shall have become customary in, the mining business for the purposes of sharing the risks or costs of exploring, acquiring, developing or producing minerals from property owned by a Company, including, operating, processing, farm-in, farm-out, development, area of mutual interest, unitization, pooling, joint bidding, joint venture, service, partnership, subscription and stock purchase agreement and other similar agreements.

“Total Commitment Amount” means, at any particular time, the aggregate of the Individual Commitments of all of the Lenders at such time.

“Total Debt” means, at any particular time, the aggregate Indebtedness of the Borrower on a consolidated basis.

“UCC” means the Uniform Commercial Code of any applicable state of the United States of America as in effect from time to time.

“U.S.” and “United States” means the United States of America.

“U.S. Dollar Equivalent” means the relevant Exchange Equivalent in United States dollars of any amount of Canadian dollars.

“Voting Shares” means Shares of a Person which carries voting rights or the right to Control such Person under any circumstances.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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1.2 Other Usages

References to “this agreement”, “the agreement”, “hereof’, “herein”, “hereto” and like references refer to this agreement and not to any particular Article, Section or other subdivision of this agreement. Any references herein to any agreements or documents shall mean such agreements or documents as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

1.3 Plural and Singular

Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.4 Headings

The division of this agreement into Articles and Sections and the insertion of headings in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.5 Currency

Unless otherwise specified herein, all statements of or references to dollar amounts in this agreement shall mean lawful money of the United States.

1.6 Applicable Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any legal action or proceeding with respect to this agreement may be brought in the courts of the Province of Ontario and, by execution and delivery of this agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Nothing herein shall limit the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

1.7 Time of the Essence

Time shall in all respects be of the essence of this agreement.

1.8 Non-Banking Days

Subject to Section 7.4(c), whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Banking Day, such payment shall be made or such action shall be taken on the next succeeding Banking Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

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1.9 Consents and Approvals

Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for therein, such consent or approval shall not be unreasonably withheld or delayed by such party.

1.10 Amount of Credit

Any reference herein to the amount of credit outstanding shall mean, at any particular time:

(a)	in the case of a LIBOR Loan or Base Rate Loan, the principal amount thereof; and

(b)	in the case of a Letter denominated in U.S. dollars, the contingent liability of the Issuing Lender thereunder.

1.11 Schedules

Each and every one of the schedules which is referred to in this agreement and attached to this agreement shall form a part of this agreement.

1.12 Extension of Credit

For the purposes hereof, each drawdown, rollover and conversion shall be deemed to be an extension of credit to the Borrower hereunder.

1.13 Accounting Terms – GAAP

All accounting terms not specifically defined in this agreement shall be interpreted in accordance with GAAP.

1.14 Rule of Construction

The Finance Documents have been negotiated by each party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of the Finance Documents.

1.15 Successors and Permitted Assigns of Parties

Any reference in this agreement to a party to this agreement shall include the successors and permitted assigns of such party.

1.16 Meaning of Include

The words “include”, “includes” and “including”, when used in this agreement, shall be deemed to be followed by the phrase “without limitation”.

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ARTICLE 2

CREDIT FACILITY

2.1 Establishment of Credit Facility

Subject to the terms and conditions hereof, the Lenders hereby establish in favour of the Borrower a revolving term credit facility (the “Credit Facility”) in an amount equal to the Credit Limit (as such amount may be reduced from time to time).

2.2 Lenders’ Commitments

Subject to the terms and conditions hereof, the Lenders agree to extend credit to the Borrower under the Credit Facility from time to time provided that the aggregate amount of credit extended by each Lender under the Credit Facility shall not at any time exceed the Individual Commitment of such Lender under the Credit Facility and further provided that the aggregate amount of credit outstanding under the Credit Facility shall not at any time exceed the amount of the Credit Facility. All credit requested under the Credit Facility shall be made available to the Borrower contemporaneously by all of the Lenders. Each Lender shall provide to the Borrower its Pro Rata Share of each credit, whether such credit is extended by way of drawdown, rollover or conversion. No Lender shall be responsible for any default by any other Lender in its obligation to provide its Pro Rata Share of any credit under the Credit Facility nor shall the Individual Commitment of any Lender be increased as a result of any such default of another Lender in extending credit under the Credit Facility. The failure of any Lender to make available to the Borrower its Pro Rata Share of any credit under the Credit Facility shall not relieve any other Lender of its obligation hereunder to make available to the Borrower its Pro Rata Share of such credit under the Credit Facility.

2.3 Reduction of Credit Facility

The Borrower may, from time to time and at any time, by notice in writing to the Administrative Agent, permanently reduce the amount of the Credit Facility in whole or in part to the extent it is not being utilized at the time such notice is given, provided that such reduction shall not become effective until five Banking Days after such notice has been given. The amount of the Credit Facility will be permanently reduced with respect to the amount of the repayment made in accordance with Section 9.1. Any repayment or prepayment of credit outstanding under the Credit Facility (other than as set forth above) shall not cause a reduction in the amount of the Credit Facility. Any repayment of outstanding credit which forms part of any conversion from one type of credit to another type of credit under Article 3 or Article 6 or of any rollover under Article 5 shall not cause any reduction in the amount of the Credit Facility. Upon any reduction of the amount of the Credit Facility, the Individual Commitment of each Lender with respect to the Credit Facility shall thereupon be reduced by an amount equal to such Lender’s Pro Rata Share of such reduction of the amount of the Credit Facility.

2.4 Termination of Credit Facility

(a)	The Credit Facility shall terminate upon the earliest to occur of:

(i)	the termination of such Credit Facility in accordance with Section 13.1;

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(ii)	the date on which the amount of such Credit Facility has been permanently reduced to zero pursuant to Section 2.3; and

(iii)	the Maturity Date.

(b)	Upon the termination of the Credit Facility, the right of the Borrower to obtain any credit thereunder and all of the obligations of the Lenders to extend credit thereunder shall automatically terminate.

ARTICLE 3

GENERAL PROVISIONS RELATING TO CREDITS

3.1 Types of Credit Availments

Subject to the terms and conditions hereof the Borrower may obtain credit from the Lenders through the Branch of Account by way of one or more Base Rate Loans, LIBOR Loans and Letters.

Any extension of credit hereunder by way of drawdowns of Base Rate Loans or LIBOR Loans shall be in a minimum amount of $1,000,000 and in multiples thereof.

3.2 Funding of Loans

Each Lender shall make available to the Administrative Agent its Pro Rata Share of the principal amount of each Loan under the Credit Facility prior to 11:00 a.m. (Reno, Nevada time) on the date of the extension of credit. The Administrative Agent shall, upon fulfilment by the Borrower of the terms and conditions set forth in Article 12 and unless otherwise irrevocably authorized and directed in the Drawdown Notice make such funds available to the Borrower on the date of the extension of credit by crediting the Designated Account (or causing such account to be credited). Unless the Administrative Agent has been notified by a Lender at least one Banking Day prior to the date of the extension of credit that such Lender will not make available to the Administrative Agent its Pro Rata Share of such Loan, the Administrative Agent may assume that such Lender has made such portion of the Loan available to the Administrative Agent on the date of the extension of credit in accordance with the provisions hereof and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent has made such assumption, to the extent such Lender shall not have so made its Pro Rata Share of the Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such Lender’s Pro Rata Share of the Loan and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon at the then prevailing interbank rate for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent; provided, however, that notwithstanding such obligation, if such Lender fails so to pay, the Borrower shall, without prejudice to any rights that the Borrower might have against such Lender, repay such amount to the Administrative Agent forthwith after demand therefor by the Administrative Agent. The amount payable by each Lender to the Administrative Agent pursuant hereto shall be set forth in a certificate delivered by the Administrative Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and

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shall constitute prima facie evidence of such amount payable. If such Lender makes the payment to the Administrative Agent required herein, the amount so paid shall constitute such Lender’s Pro Rata Share of the Loan for purposes of this agreement and shall entitle the Lender to all rights and remedies against the Borrower in respect of such Loan.

3.3 Failure of Lender to Fund Loan

If any Lender (a “Defaulting Lender”) fails to make available to the Administrative Agent its Pro Rata Share of any Loan under the Credit Facility as required and the Administrative Agent has not funded pursuant to Section 3.2, the Administrative Agent shall forthwith give notice of such failure by such Defaulting Lender to the Borrower and the other Lenders and such notice shall state that any Lender may make available to the Administrative Agent all or any portion of the Defaulting Lender’s Pro Rata Share of such Loan (but in no way shall any other Lender or the Administrative Agent be obliged to do so) in the place and stead of the Defaulting Lender. If more than one Lender gives notice that it is prepared to make funds available in the place and stead of a Defaulting Lender in such circumstances and the aggregate of the funds which such Lenders (herein collectively called the “Contributing Lenders” and individually called the “Contributing Lender”) are prepared to make available exceeds the amount of the advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its pro rata share of such advance based on the Contributing Lenders’ relative commitments to advance in such circumstances. If any Contributing Lender makes funds available in the place and stead of a Defaulting Lender in such circumstances, then the Defaulting Lender shall pay to any Contributing Lender making the funds available in its place and stead, forthwith on demand, any amount advanced on its behalf together with interest thereon at the then prevailing interbank rate for each day from the date of advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Loan from the Borrower. In addition to interest as aforesaid, the Borrower shall pay all amounts owing by the Borrower to the Defaulting Lender hereunder (with respect to the amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender) to the Contributing Lenders until such time as the Defaulting Lender pays to the Administrative Agent for the Contributing Lenders all amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender.

3.4 Timing of Credit Availments

No LIBOR Loan under the Credit Facility may have a maturity date later than the Maturity Date.

3.5 Inability to Fund LIBOR Loan in the United States

If a Lender determines in good faith, which determination shall be final, conclusive and binding on the Borrower, and the Administrative Agent notifies the Borrower that (i) adequate and fair means do not exist for ascertaining the interest rate on the basis provided in the definition of LIBOR, (ii) the making or continuation of LIBOR Loans in the United States has been made impracticable by the occurrence of a contingency (other than a mere increase in rates payable by such Lender to fund the advance) which materially and adversely affects the funding of the advances at any interest rate computed on the basis of LIBOR, or by reason of a

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change since the date hereof in any applicable law or government regulation, guideline or order (whether or not having the force of law but, if not having the force of law, one with which a responsible U.S. commercial bank would comply) or in the interpretation thereof by any Official Body affecting such Lender or any relevant financial market, which results in LIBOR no longer representing the effective cost to such Lender of deposits in such market for a relevant Interest Period, or (iii) any change to present law or any future law, regulation, order, treaty or official directive (whether or not having the force of law but, if not having the force of law, one with which a responsible U.S. or Canadian commercial bank would comply) or any change therein or any interpretation or application thereof by any Official Body has made it unlawful for such Lender to make or maintain or give effect to its obligations in respect of LIBOR Loans in the United States as contemplated herein, then

(a)	the right of the Borrower to obtain any credit in United States dollars by way of LIBOR Loans, shall be suspended until such Lender determines, acting reasonably, that the circumstances causing such suspension no longer exist and such Lender so notifies the Borrower;

(b)	if any credit in United States dollars by way of LIBOR Loans is not yet outstanding, any applicable Drawdown Notice shall be cancelled and the advance requested therein shall not be made; and

(c)	if any LIBOR Loan is already outstanding at any time when the right of the Borrower to obtain credit by way of a LIBOR Loan is suspended, it shall, subject to the Borrower having the right to obtain credit by way of a Base Rate Loan at such time, be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable law).

3.6 Time and Place of Payments

Unless otherwise expressly provided herein, the Borrower shall make all payments pursuant to this agreement or pursuant to any document, instrument or agreement delivered pursuant hereto by deposit to the Designated Account before 10 a.m. (Reno, Nevada time) on the day specified for payment and the Administrative Agent shall be entitled to withdraw the amount of any payment due to the Administrative Agent or the Lenders hereunder from such account on the day specified for payment.

3.7 Remittance of Payments

Forthwith after the withdrawal from the Designated Account by the Administrative Agent of any payment of principal, interest, fees or other amounts for the benefit of the Lenders pursuant to Section 3.6, the Administrative Agent shall, subject to Sections 3.3 and 8.3 remit to each Lender, in immediately available funds, such Lender’s Pro Rata Share of such payment (except to the extent such payment results from a Loan with respect to which a Lender had failed, pursuant to Section 3.2, to make available to the Administrative Agent its Pro Rata Share and, where any other Lender has made funds available in the place and stead of a Defaulting Lender); provided that if the Administrative Agent, on the assumption that it will receive, on any particular date, a payment of principal (including, without limitation, a

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prepayment), interest, fees or other amount under the Credit Facility, remits to each Lender its Pro Rata Share of such payment and the Borrower fails to make such payment, each Lender agrees to repay to the Administrative Agent, forthwith on demand, to the extent that such amount is not recovered from the Borrower on demand and after reasonable efforts by the Administrative Agent to collect such amount (without in any way obligating the Administrative Agent to take any legal action with respect to such collection), such Lender’s Pro Rata Share of the payment made to it pursuant hereto together with interest thereon at the then prevailing interbank rate for each day from the date such amount is remitted to the Lenders until the date such amount is paid or repaid to the Administrative Agent, the exact amount of the repayment required to be made by the Lenders pursuant hereto to be as set forth in a certificate delivered by the Administrative Agent to each Lender, which certificate shall constitute prima facie evidence of such amount of repayment.

3.8 Evidence of Indebtedness

The Administrative Agent shall maintain accounts wherein the Administrative Agent shall record the amount of credit outstanding, each payment of principal and interest on account of each Loan, each Letter issued and drawn upon and all other amounts becoming due to and being paid to the Lenders or the Administrative Agent hereunder, including Letter fees and standby fees. The Administrative Agent’s accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower pursuant to this agreement.

3.9 General Provisions Relating to All Letters

(a)	Each request by the Borrower for the issuance or amendment of a Letter shall be deemed to be a representation by the Borrower that the extension of credit so requested complies with the conditions set forth in Section 12.1. The Borrower hereby acknowledges and confirms to the Issuing Lender that the Issuing Lender shall not be obliged to make any inquiry or investigation as to the right of any beneficiary to make any claim or Draft under a Letter and payment by the Issuing Lender pursuant to a Letter shall not be withheld by the Issuing Lender by reason of any matters in dispute between the beneficiary thereof and the Borrower. The sole obligation of the Issuing Lender with respect to Letters issued by it is to cause to be paid a Draft drawn or purporting to be drawn in accordance with the terms of the applicable Letter and for such purpose the Issuing Lender is only obliged to determine that the Draft purports to comply with the terms and conditions of the relevant Letter.

(b)

The Issuing Lender shall not have any responsibility or liability for or any duty to inquire into the form, sufficiency (other than to the extent provided in the preceding paragraph), authorization, execution, signature, endorsement, correctness (other than to the extent provided in the preceding paragraph), genuineness or legal effect of any Draft, certificate or other document presented to it pursuant to a Letter issued by the Issuing Lender and the Borrower unconditionally assumes all risks with respect to the same. The Borrower agrees that it assumes all risks of the acts or omissions of the beneficiary of any Letter with respect to the use by such beneficiary of the relevant Letter. The Borrower shall promptly examine a copy of each Letter and each amendment thereto that is

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delivered to it and, in the event of any claim of non-compliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

(c)	The obligations of the Borrower hereunder with respect to Letters shall be absolute, unconditional and irrevocable and shall not be reduced by any event or occurrence including, without limitation:

(i)	any lack of validity or enforceability of this agreement or any such Letter;

(ii)	any amendment or waiver of or any consent to departure from this agreement;

(iii)	the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of any such Letter (or any person or entities for whom any such beneficiary or any such transferee may be acting), any Lender, the Issuing Lender or any other person or entity;

(iv)	any Draft, statement or other document presented under any such Letter proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v)	any non-application or misapplication by the beneficiary of such Letter of the proceeds of any drawing under such Letter;

(vi)	the surrender or impairment of any Security;

(vii)	any reduction or withdrawal of the Issuing Lender’s credit rating by any rating agency; or

(viii)	any other circumstance or happening whatsoever, similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The obligations of the Borrower hereunder with respect to Letters shall remain in full force and effect and shall apply to any amendment to or extension of the expiration date of any such Letter, approved in writing by the Borrower. The Issuing Lender shall not be under any obligation to amend any Letter if (A) the Issuing Lender would have no obligation at such time to issue such Letter in its amended form under the terms hereof, or (B) the beneficiary of such Letter does not accept the proposed amendment to such Letter.

(d)

Any action, inaction or omission taken or suffered by the Issuing Lender or any of its correspondents under or in connection with a Letter or any Draft made thereunder, if in good faith and in conformity with foreign or domestic laws,

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regulations or customs applicable thereto, shall be binding upon the Borrower and shall not place the Issuing Lender or any of its correspondents under any resulting liability to the Borrower. Without limiting the generality of the foregoing, the Issuing Lender and its correspondents may receive, accept or pay as complying with the terms of a Letter, any Draft thereunder, otherwise in order which may be signed by, or issued to, the administrator or any executor of, or the trustee in bankruptcy of, or the receiver for any property of, or other person or entity acting as the representative or in the place of, such beneficiary or its successors and assigns. The Borrower covenants that it will not take any steps, issue any instructions to the Issuing Lender or any of its correspondents or institute any proceedings intended to derogate from the right or ability of the Issuing Lender or its correspondents to honour and pay any Draft or Drafts.

(e)	The Borrower agrees that the Lenders, the Issuing Lender and the Administrative Agent shall have no liability to it for any reason in respect of or in connection with any Letter, the issuance thereof, any payment thereunder, or any other action taken by the Lenders, the Issuing Lender or the Administrative Agent or any other Person in connection therewith, other than on account of the Issuing Lender’s gross negligence or wilful misconduct.

(f)	Save to the extent expressly provided otherwise in this Section 3.9, the rights and obligations between the Issuing Lender and the Borrower with respect to each Letter shall be determined in accordance with the applicable provisions of the (i) Uniform Customs and Practice for Documentary Credits, ICC Publications 600 or (ii) the International Standby Practices - ISP98, ICC Publication No. 590, as applicable.

(g)	The Issuing Lender shall act on behalf of the Lenders with respect to any Letters issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters issued by it or proposed to be issued by it and any documentation pertaining to such Letters as fully as if the term “Administrative Agent” as used in Article 14 included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(h)	Immediately upon the issuance of each Letter, each Lender under the Credit Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter in an amount equal to the product of such Lender’s Pro Rate Share times the amount of such Letter.

(i)

None of the Issuing Lender, the Administrative Agent nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action of any of the Issuing Lender, the Administrative Agent or any correspondent, participant or assignee of the Issuing Lender taken or omitted in connection herewith at the request or with the approval of the Lenders or the

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Majority Lenders, as applicable, (ii) any action of any of the Issuing Lender, the Administrative Agent or any correspondent, participant or assignee of the Issuing Lender taken or omitted in the absence of such party’s gross negligence or wilful misconduct; or (iii) any deficiency in the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter.

3.10 Notice Periods

Each Drawdown Notice, Rollover Notice, Conversion Notice and Prepayment Notice shall be given to the Administrative Agent:

(a)	prior to 11:00 a.m. (Reno, Nevada time) on the third Banking Day prior to the date of any voluntary prepayment or the date of a drawdown of, rollover of, conversion into or conversion of a LIBOR Loan or the issuance of a Letter; and

(b)	prior to 11:00 a.m. (Reno, Nevada time) on the second Banking Day prior to the date of any other drawdown, rollover or conversion.

3.11 Administrative Agent’s Discretion to Allocate

Notwithstanding the provisions of Section 3.2 and 9.4(b) with respect to the funding of Loans and reimbursing with respect to Letters in accordance with each Lender’s Pro Rata Share, the Administrative Agent shall be entitled to reallocate the funding or reimbursement obligations among the Lenders in order to ensure, to the greatest extent practicable, that after such funding the aggregate amount of credit extended hereunder by each Lender coincides with such Lender’s Pro Rata Share of the aggregate amount of credit extended under a particular Credit Facility by all of the Lenders, provided that no such allocation shall result in the aggregate amount of credit extended hereunder by any Lender exceeding such Lender’s Individual Commitment under such Credit Facility.

3.12 Cost of Funds

If the Majority Lenders notify the Administrative Agent at least one Banking Day before the date of any proposed drawdown, conversion or rollover of a LIBOR Loan that LIBOR, for any interest period for such LIBOR Loans will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective LIBOR Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each LIBOR Loan will automatically, on the last day of the then existing interest period therefor, convert into a Base Rate Canada Loan and (ii) the obligation of the Lenders to make or to convert into, LIBOR Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

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ARTICLE 4

DRAWDOWNS

4.1 Drawdown Notice

Subject to Sections 3.1 and 3.5 and provided that all of the applicable conditions precedent set forth in Article 12 have been fulfilled by the Borrower or waived by the Lenders as provided in Section 14.14, the Borrower may, from time to time, obtain credit hereunder by giving to the Administrative Agent an irrevocable notice in substantially the form of Schedule D hereto (“Drawdown Notice”) in accordance with Section 3.10 and specifying, as applicable:

(a)	the date the credit is to be obtained;

(b)	whether the credit is to be obtained by way of Base Rate Loan, LIBOR Loan or Letter;

(c)	in the case of any credit to be obtained by way of a Loan, the principal amount of the Loan;

(d)	if the credit is to be obtained by way of LIBOR Loan, the applicable Interest Period;

(e)	if the credit is to be obtained by way of Letter, the named beneficiary of the Letter and address of such beneficiary, the documents to be presented by such beneficiary in case of any drawing thereunder, the maturity date and amount of the Letter and all other terms of the Letter (including, without limitation, the proposed form of the Letter and such other matters as the Issuing Lender may require);

(f)	the details of any irrevocable authorization and direction pursuant to Section 3.2; and

(g)

if credit is to be obtained by way of Letter and if such Letter is to be issued on behalf of a Subsidiary of the Borrower as well as on behalf of the Borrower, the Borrower shall ensure that accompanying such Drawdown Notice is an instrument, substantially in the form of Schedule M hereto, and pursuant to which such Subsidiary shall agree, without qualification, to reimburse the Issuing Lender on demand for the full amount of each and any Draft presented to and paid by the relevant Issuing Lender in accordance with such Letter. Additionally, the Borrower shall furnish to the relevant Issuing Lender and the Agent such other documents and information pertaining to such requested Letter issuance or any amendment, including any documentation related thereto, as the relevant Issuing Lender or the Administrative Agent may require (including, without limitation, an application and reimbursement agreement). Unless the Issuing Lender has received written notice from any Lender, the Administrative Agent or any Obligor, at least one Banking Day prior to the requested date of issuance or amendment of the applicable Letter, that one or more applicable conditions contained in Article 12 shall not then be satisfied, then, subject to the terms and

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conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices.

ARTICLE 5

ROLLOVERS

5.1 LIBOR Loans

Subject to Section 3.5 and provided that the Borrower has, by giving notice to the Administrative Agent in accordance with Section 5.2, requested the Lenders to continue to extend credit by way of a LIBOR Loan to replace all or a portion of an outstanding LIBOR Loan as it matures, each Lender shall, on the maturity of such LIBOR Loan, continue to extend credit to the Borrower by way of a LIBOR Loan (without a further advance of funds to the Borrower) in the principal amount equal to such Lender’s Pro Rata Share of the principal amount of the matured LIBOR Loan or the portion thereof to be replaced.

5.2 Rollover Notice

The notice to be given to the Administrative Agent pursuant to Section 5.1 (“Rollover Notice”) shall be irrevocable, shall be given in accordance with Section 3.10, shall be in substantially the form of Schedule E hereto and shall specify:

(a)	the maturity date of the maturing LIBOR Loan;

(b)	the principal amount of the maturing LIBOR Loan and the portion thereof to be replaced; and

(c)	the Interest Period or Interest Periods of the replacement LIBOR Loans.

5.3 Rollover by Lenders. Upon written notice to such effect to the Borrower at such time as a Default has occurred and is continuing, the Administrative Agent may, as applicable, on the maturity date of a LIBOR Loan, rollover such LIBOR Loan into a LIBOR Loan having an Interest Period of one month or such other period as the Lenders may determine, as though a notice to such effect had been given in accordance with Section 5.2.

ARTICLE 6

CONVERSIONS

6.1 Converting Loan to Other Type of Loan

Subject to Sections 3.1 and 3.5 and provided that the Borrower has, by giving notice to the Administrative Agent in accordance with Section 6.2, requested the Lenders to convert all or a portion of an outstanding Loan into another type of Loan, each Lender shall, on the date of conversion (which, in the case of the conversion of all or a portion of an outstanding LIBOR Loan, shall be the date on which such Loan matures), continue to extend credit to the Borrower by way of the type of Loan into which the outstanding Loan or a portion thereof is converted (with a repayment and a subsequent advance of funds to the Borrower) in the aggregate principal amount equal to such Lender’s Pro Rata Share of the principal amount of the outstanding Loan or the portion thereof which is being converted.

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6.2 Conversion Notice

The notice to be given to the Administrative Agent pursuant to Section 6.1 (“Conversion Notice”) shall be irrevocable, shall be given in accordance with Section 3.10, shall be in substantially the form of Schedule F hereto and shall specify:

(a)	the type of Loan to be converted;

(b)	the date on which the conversion is to take place;

(c)	the principal amount of the Loan or the portion thereof which is to be converted;

(d)	the type and amount of the Loan into which the outstanding Loan is to be converted; and

(e)	if an outstanding Loan is to be converted into a LIBOR Loan, the applicable Interest Period.

6.3 Absence of Notice

Subject to Section 3.5 in the absence of a Rollover Notice or Conversion Notice within the appropriate time periods referred to herein, a maturing LIBOR Loan in favour of the Borrower shall be automatically converted to a Base Rate Loan as though a notice to such effect had been given in accordance with Section 6.2.

6.4 Conversion by Lenders

Upon written notice to such effect to the Borrower at such time as a Default has occurred and is continuing, the Administrative Agent may, on the maturity date of a LIBOR Loan, convert such LIBOR Loan into a Base Rate Loan, as though a notice to such effect had been given in accordance with Section 6.2.

ARTICLE 7

INTEREST AND FEES

7.1 Interest Rates

The Borrower shall pay to the Lenders, in accordance with Section 3.6, interest on the outstanding principal amount from time to time of each Loan and on overdue interest thereon, at the rate per annum equal to:

(i)	in the case of each Base Rate Loan, the Alternate Base Rate Canada plus the Applicable Rate; and

(ii)	in the case of each LIBOR Loan, LIBOR plus the Applicable Rate.

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7.2 Calculation and Payment of Interest

(a)	Interest on the outstanding principal amount from time to time of each LIBOR Loan shall accrue from day to day from and including the date on which credit is obtained by way of such Loan to but excluding the date on which such Loan is repaid in full (both before and after maturity and as well after as before judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 360.

(b)	Accrued interest shall be paid,

(i)	in the case of Base Rate Loans, in arrears monthly on the 22nd day of each calendar month; and

(ii)	in the case of interest on LIBOR Loans, on the last day of the applicable Interest Period; provided that, in the case of Interest Periods of a duration longer than three months, accrued interest shall be paid no less frequently than every three months from the first day of such Interest Period during the term of such Interest Period and on the date on which such LIBOR Loans are otherwise required to be repaid.

7.3 General Interest Rules

(a)	For the purposes hereof, whenever interest is calculated on the basis of a year of 360 or 365 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365 days, respectively.

(b)	Interest on each Loan and on overdue interest thereon shall be payable in the currency in which such Loan is denominated during the relevant period.

(c)	If the Borrower fails to pay any fee or other amount of any nature payable by it to the Administrative Agent or the Lenders hereunder or under any document, instrument or agreement delivered pursuant hereto on the due date therefor, the Borrower shall pay to the Administrative Agent or the Lenders, as the case may be, interest on such overdue amount in the same currency as such overdue amount is payable from and including such due date to but excluding the date of actual payment (as well after as before judgment) at the rate per annum, calculated and compounded monthly, which is equal to the Alternate Base Rate Canada plus the Applicable Rate at such time plus 3.00% in the case of overdue amounts denominated in U.S. dollars.

Such interest on overdue amounts shall become due and be paid on demand made by the Administrative Agent.

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7.4 Selection of Interest Periods

With respect to each LIBOR Loan, the Borrower shall specify in the Drawdown Notice, Rollover Notice or Conversion Notice, the duration of the Interest Period provided that:

(a)	Interest Periods shall have a duration from one, two, three or six months (subject to availability and to the aggregate number of Interest Periods with different dates outstanding under the Credit Facility at any time being less than five);

(b)	the first Interest Period for a LIBOR Loan shall commence on and include the day on which credit is obtained by way of such Loan and each subsequent Interest Period applicable thereto shall commence on and include the date of the expiry of the immediately preceding Interest Period applicable thereto; and

(c)	if any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Banking Day.

7.5 Standby Fees

Upon the first Banking Day following the completion of each Fiscal Quarter and on the termination of the Credit Facility, the Borrower shall pay, in accordance with Section 3.6, to the Lenders, in arrears, a standby fee calculated at the rate per annum, on the basis of a year of 365 days, equal to the Applicable Rate on the Available Credit, such fee to accrue daily from the date of the execution and delivery of this agreement to and including the termination of the Credit Facility pursuant to Section 2.4.

7.6 Letter Fees

The Borrower shall pay to the Lenders in respect of each Letter, in accordance with Section 3.6, an issuance fee quarterly in arrears on the first Banking Day of each Fiscal Quarter, calculated at a rate per annum equal to the Applicable Rate on the basis of a year of 365 days and on the amount of each such Letter for a period of time equal to the number of days in the preceding Fiscal Quarter on which such Letter was outstanding. In addition, with respect to all Letters, the Borrower shall from time to time pay to the Issuing Lender its usual and customary fees (at the then prevailing rates) for the amendment, delivery and administration of letters of credit such as the Letters. Each such payment is non-refundable and fully earned when due.

7.7 Applicable Rate Adjustment

The changes in the Applicable Rate shall be effective as of the first day of the applicable Fiscal Quarter, in each case based upon the compliance certificate contemplated under Section 11.1(a) that has previously been delivered to the Administrative Agent with respect to the second immediately preceding Fiscal Quarter. If a new Applicable Rate becomes effective during the term of an outstanding Letter or LIBOR Loan, the Administrative Agent shall

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forthwith determine the amount of any overpayment or underpayment of issuance fees with respect to such Letters and interest with respect to such LIBOR Loan and notify the Borrower and the relevant Lenders of such amounts. Such determination by the Administrative Agent shall constitute, in the absence of manifest error, prima facie evidence of the amount of such overpayment or underpayment, as the case may be. In the event of an underpayment, the Borrower shall, upon receipt of such notice, pay to the Lenders in accordance with Section 3.6, the amount of such underpayment. In the event of any overpayment, the amount of such overpayment shall be credited to succeeding payments of interest or issuance fees, as the case may be, as they become due until such amount has been fully applied, or, if any overpayment or part thereof is still outstanding on the first Banking Day of the next Fiscal Quarter, the amount of such overpayment or part thereof shall be paid by the Lenders to the Borrower on such first Banking Day. For the purpose of making adjustments, if any, to the Applicable Rate as of the first day of the second Fiscal Quarter of each Fiscal Year, the compliance certificate contemplated under Section 11.1(a) with respect to the Borrower’s consolidated audited financial statements for the preceding Fiscal Year shall be determinative.

ARTICLE 8

RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS

8.1 Conditions of Credit

The obtaining or maintaining of credit hereunder shall be subject to the terms and conditions contained in this Article 8.

8.2 Change of Circumstances

(a)	Increased Costs Generally. If from time to time any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)	subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter, any participation in a Letter, or any Loan made by it or Bankers’ Acceptance accepted by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 8.6 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(iii)	impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter (or of maintaining its obligation

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to participate in or to issue any Letter), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, such amount or amounts to be determined in the sole and absolute discretion of the relevant Lender.

(b)	Capital and Liquidity Requirements. If any Lender determines in its sole and absolute discretion that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Individual Commitment of such Lender or the Loans made by, or the Letters issued or participated in by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to, as applicable, capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c)	Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower from time to time shall be prima facie evidence of such amounts absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)	Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 8.2 shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section 8.2 for any increased costs incurred or reductions suffered more than four months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the four-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)

Alternate Booking Points. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to seek additional amounts from the Borrower pursuant to Section 8.2, it will use reasonable efforts to make, fund or maintain the affected credit of such Lender through another lending office or take such other actions as it deems appropriate if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such credit pursuant to

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Section 8.2, would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such affected credit through such other lending office or the taking of such other actions would not otherwise adversely affect such credit or such Lender and would not, in such Lender’s sole discretion, be commercially unreasonable.

8.3 Failure to Fund as a Result of Change of Circumstances

If any Lender but not all of the Lenders who have Individual Commitments seeks additional compensation pursuant to Section 8.2 (the “Affected Lender”), then the Borrower may indicate to the Administrative Agent in writing that it desires to replace the Affected Lender with one or more of the other Lenders, and the Administrative Agent shall then forthwith give notice to the other Lenders that any such Lender or Lenders may, in the aggregate, advance all (but not part) of the Affected Lender’s Pro Rata Share of the affected credit and, in the aggregate, assume all (but not part) of the Affected Lender’s Individual Commitments and obligations under a Credit Facility and acquire all (but not part) of the rights of the Affected Lender and assume all (but not part) of the obligations of the Affected Lender under each of the other Credit Documents to the extent they relate to the Credit Facility (but in no event shall any other Lender or the Administrative Agent be obliged to do so). If one or more Lenders shall so agree in writing (herein collectively called the “Assenting Lenders” and individually called an “Assenting Lender”) with respect to such advance, acquisition and assumption, the Pro Rata Share of such credit of each Assenting Lender and the Individual Commitments and the obligations of such Assenting Lender under a particular Credit Facility and the rights and obligations of such Assenting Lender under each of the other Credit Documents to the extent they relate to the Credit Facility shall be increased by its respective pro rata share (based on the relative Individual Commitments of the Assenting Lenders) of the Affected Lender’s Pro Rata Share of such credit and Individual Commitments and obligations under the Credit Facility and rights and obligations under each of the other Credit Documents to the extent they relate to the Credit Facility on a date mutually acceptable to the Assenting Lenders and the Borrower. On such date, the Assenting Lenders shall extend to the Borrower the Affected Lender’s Pro Rata Share of such credit and shall prepay to the Affected Lender the advances of the Affected Lender then outstanding, together with all interest accrued thereon and all other amounts owing to the Affected Lender hereunder, and, upon such advance and prepayment by the Assenting Lenders, the Affected Lender shall cease to be a “Lender” for purposes of this agreement and shall no longer have any obligations hereunder. Upon the assumption of the Affected Lender’s Individual Commitments as aforesaid by an Assenting Lender, Schedule A hereto shall be deemed to be amended to increase the Individual Commitment of such Assenting Lender by the respective amounts of such assumption.

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8.4 Indemnity Relating to Credits

Upon notice from the Administrative Agent to the Borrower (which notice shall be accompanied by a detailed calculation of the amount to be paid by the Borrower), the Borrower shall pay to the Administrative Agent such amount or amounts as will compensate the Administrative Agent or the Lenders (including, for certainty, the Issuing Lender) for any loss, cost or expense incurred by them:

(a)	in the liquidation or redeposit of any funds acquired by the Lenders to fund or maintain any portion of a LIBOR Loan as a result of:

(i)	the failure of the Borrower to borrow or make repayments on the dates specified under this agreement or in any notice from the Borrower to the Administrative Agent (provided that if any notice specifies the repayment of a LIBOR Loan at any time other than its maturity date, then the Borrower shall be responsible for any loss, costs or expenses referred to above); or

(ii)	the repayment or prepayment of any amounts on a day other than the payment dates prescribed herein or in any notice from the Borrower to the Administrative Agent (provided that if any notice specifies the repayment of a LIBOR Loan at any time other than its maturity date, then the Borrower shall be responsible for any loss, costs or expenses referred to above); or

(b)	with respect to any Letter, arising from claims or legal proceedings, and including reasonable and documented legal fees and disbursements, respecting the collection of amounts owed by the Borrower hereunder in respect of such Letter or the enforcement of the Administrative Agent or the Lenders’ rights hereunder in respect of such Letter including, without limitation, legal proceedings attempting to restrain the Administrative Agent or the Lenders from paying any amount under such Letter.

Notwithstanding the foregoing, the Borrower shall not be required to indemnify a Lender for any such cost or expense if such cost or expense is incurred while such Lender is a Defaulting Lender.

8.5 Indemnity for Transactional and Environmental Liability

(a)

The Borrower hereby agrees to indemnify and hold the Administrative Agent, each Lender, the Issuing Lender and each of their respective Affiliates, shareholders, officers, directors, employees, and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable legal fees and out of pocket disbursements and amounts paid in settlement which are approved by the Borrower (collectively in this Section 8.5(a), the “Indemnified Liabilities”), incurred or suffered by, or asserted against, the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) the extension of credit contemplated herein, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any credit extended hereunder, (iii) any actual or threatened investigation, litigation or other proceeding relating to any credit extended or proposed to be extended as contemplated herein or (iv) the execution, delivery, performance or enforcement of the Credit Documents

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and any instrument, document or agreement executed pursuant hereto, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party’s gross negligence or willful misconduct.

(b)	Without limiting the generality of the indemnity set out in the preceding clause (a), the Borrower hereby further agrees to indemnify and hold the Indemnified Parties free and harmless from and against any and all claims, demand, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith, including, without limitation, reasonable and documented legal fees and out of pocket disbursements and amounts paid in settlement which are approved by the Borrower, of any and every kind whatsoever paid (collectively in this Section 8.5(b), the “Indemnified Liabilities”), incurred or suffered by, or asserted against, the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of, (i) the presence on or under, or the Release from on or under, any real property legally or beneficially owned (or any estate or interest which is owned), leased, used or operated by any Obligor of any Hazardous Materials, and (ii) any other violation of or liability pursuant to an Environmental Law with respect to any Obligor, and regardless of whether caused by, or within the control of, such Obligor, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party’s gross negligence or willful misconduct.

(c)	All obligations provided for in this Section 8.5 shall survive indefinitely the permanent repayment of the outstanding credit hereunder and the termination of the Credit Agreement. The obligations provided for in this Section 8.5 shall not be reduced or impaired by any investigation made by or on behalf of the Administrative Agent or any of the Lenders.

(d)	The Borrower hereby agrees that, for the purposes of effectively allocating the risk of loss placed on the Borrower by this Section 8.5, the Administrative Agent and each Lender shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of their respective shareholders, officers, directors, employees and agents.

(e)	If, for any reason, the obligations of the Borrower pursuant to this Section 8.5 shall be unenforceable, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under applicable law.

(f)	The indemnity under this Section 8.5 shall not apply to any matters specifically dealt with in Sections 8.2, 8.4, 8.6 or 11.1(f).

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8.6 Gross-Up for Taxes

(a)	Any and all payments made by or on behalf of the Borrower under this agreement or under any other Credit Document (any such payment being hereinafter referred to as a “Payment”) to or for the benefit of a Lender shall be made without set-off or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any and all present or future Taxes except to the extent that such deduction or withholding is required by law or the administrative practice of any Official Body. If any such Taxes are so required to be deducted or withheld from or in respect of any Payment made to or for the benefit of a Lender, the Borrower shall:

(i)	promptly notify the Administrative Agent of such requirement;

(ii)	if the Taxes are Indemnified Taxes, pay to such Lender in addition to the Payment to which such Lender is otherwise entitled, such additional amount as is necessary to ensure that the net amount actually received by such Lender (free and clear of, and net of, any such Taxes, including the full amount of any Taxes required to be deducted or withheld from any additional amount paid by the Borrower under this Section 8.6(a), whether assessable against the Borrower, the Administrative Agent or such Lender) equals the full amount the Lender, would have received had no such deduction or withholding been required;

(iii)	make such deduction or withholding;

(iv)	pay to the relevant Official Body in accordance with applicable law the full amount of Taxes required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by the Borrower to the Lender under this Section 8.6(a), within the time period required by applicable law; and

(v)	as promptly as possible thereafter, forward to the relevant Lender an original official receipt (or a certified copy), or other documentation reasonably acceptable to the Administrative Agent and such Lender, evidencing such payment to such Official Body.

(b)	If the Administrative Agent or any Lender is subject to Indemnified Taxes in respect of any Payment made by the Borrower but such Taxes are not levied by way of deduction or withholding (all such Taxes being “Non-Withheld Taxes”), the Borrower shall pay to the Administrative Agent or such Lender, as the case may be, at the time the Borrower makes such Payment and in addition to such Payment, such additional amount as is necessary to ensure that the total amount received by the Administrative Agent or such Lender, as the case may be, is equal to the Payment plus the amount of Non-Withheld Taxes exigible in respect of the aggregate of the Payment and the additional amount payable under this Section 8.6(b).

(c)	In addition, the Borrower agrees to pay any and all Other Taxes.

(d)	The Borrower hereby indemnifies and holds harmless each Lender, on an after-Taxes basis, for the full amount of Indemnified Taxes including Other Taxes and

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Non-Withheld Taxes, interest, penalties and other liabilities, levied, imposed or assessed in connection therewith against (and whether or not paid directly by) the Administrative Agent or such Lender, as applicable, and for all expenses, resulting from or relating to the Borrower’s failure to:

(i)	remit to the Administrative Agent or such Finance Party the documentation referred to in Section 8.6(a)(v);

(ii)	pay any Taxes or Other Taxes when due to the relevant Official Body (including, without limitation, any Taxes imposed by any Official Body on amounts payable under this Section 8.6; or

(iii)	pay to the Administrative Agent or applicable Lender any Non-Withheld Taxes in accordance with Section 8.6,

(e)	whether or not such Taxes were correctly or legally assessed, the Administrative Agent or any Lender who pays any Taxes or Other Taxes (other than Non-Withheld Taxes), and the Administrative Agent or any Lender who pays any Non-Withheld Taxes in excess of the amount (if any) paid by the Borrower on account thereof under Section 8.6(b), shall promptly notify the Borrower of such payment, provided, however, that failure to provide such notice shall not detract from, or compromise, the obligations of the Borrower under this Section 8.6. Payment pursuant to this indemnification shall be made within 30 days from the date the Administrative Agent or the relevant Lender, as the case may be, makes written demand therefor accompanied by a certificate as to the amount of such Taxes or Other Taxes and the calculation thereof, which calculation shall be prima facie evidence of such amount.

(f)	If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which a payment has been made under this Section 8.6, the relevant Lender or the Administrative Agent, as applicable, shall, if so requested by the Borrower, cooperate with the Borrower in challenging such Taxes at the Borrower’s expense.

(g)

If any Lender or the Administrative Agent, as applicable, receives a refund of, or credit for, Taxes for which a payment has been made by the Borrower under this Section 8.6, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to the Taxes giving rise to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount (if any, but not exceeding the amount of any payment made under this Section 8.6 that gives rise to such refund or credit), net of out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, which the Administrative Agent or such Lender, as the case may be, determines in its absolute discretion will leave it, after such reimbursement, in no better or worse position than it would have been in if such Taxes had not been exigible. The Borrower, upon the request of the Administrative Agent or any Lender, agrees to repay the Administrative Agent or such Lender, as the case may be, any portion of

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any such refund or credit paid over to the Borrower that the Administrative Agent or such Lender, as the case may be, is required to pay to the relevant Official Body and agrees to pay any interest, penalties or other charges paid by such Lender or the Administrative Agent, as the case may be, as a result of or related to such payment to such Official Body. Neither the Administrative Agent nor any Lender shall be under any obligation to arrange its tax affairs in any particular manner so as to claim any refund or credit. None of the Lenders nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower or any other Person in connection with this Section 8.6(f) or any other provision of this Section 8.6.

(h)	The Borrower also hereby indemnifies and holds harmless the Administrative Agent and each Lender, on an after-Taxes basis, for any additional Taxes on net income that the Administrative Agent or such Lender may be obliged to pay as a result of the receipt of amounts under this Section 8.6.

(i)	Each Lender shall, on or prior to the date that it becomes a Lender, provide each of the Administrative Agent and the Borrower with two original copies of such forms, certificates and other documents (collectively, “Exemption Forms”) as may be required by the Internal Revenue Service in order for the Borrower to be able to make Payments without having to deduct or withhold any Indemnified Taxes or having any Non-Withheld Taxes exigible against the Administrative Agent or the Lender. In addition, each Lender agrees to update such Exemption Forms upon the reasonable written request of the Borrower or the Administrative Agent where required to maintain the exempt status of the Payments pursuant to Applicable Law. Notwithstanding the foregoing, the updating of such Exemption Forms shall not be required if the Lender is unable to do so due to a Change in Law occurring after the date on which the Lender became a Lender, however, it shall, in such case if it is able to do so, provide each of the Administrative Agent and the Borrower with two original copies of such other forms, certificates and other documents (collectively, the “Rate Reduction Forms”) as may be required by the Internal Revenue Service in order for the Borrower to be able to make Payments or withholdings at a reduced rate of Indemnified Taxes or having Non-Withheld Taxes exigible against the Administrative Agent or the Lender at a reduced rate. In addition, each Lender agrees to update such Rate Reduction Forms upon the reasonable written request of the Borrower or the Administrative Agent where required to maintain or obtain the most advantageous tax status for the Payments pursuant to Applicable Law. Notwithstanding the foregoing, if the updating of any Exemption Forms or the provision or updating of any Rate Reduction Forms would, in the Lender’s judgment subject such Lender to any material unreimbursed cost or expense or would prejudice the legal or commercial position of the Lender, it will not be required to update such Exemption Forms or to provide or update such Rate Reduction Forms.

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(j)	Additional amounts payable under Section 8.6(a) and Non-Withheld Taxes payable under Section 8.6(b) have the same character as the Payments to which they relate. For greater certainty, for example, additional amounts payable under Section 8.6(a) or Non-Withheld Taxes payable under Section 8.6(b), in respect of interest payable under a Credit Document, shall be payments of interest under such Credit Document. All payments made under this Section 8.6 shall be subject to the provisions of this Section 8.6.

(k)	The Borrower’s obligations under this Section 8.6 shall survive without limitation the termination of the Credit Facility and this agreement and all other Credit Documents and the permanent repayment of the outstanding credit and all other amounts payable hereunder.

ARTICLE 9

REPAYMENTS AND PREPAYMENTS

9.1 Repayment of Credit Facility

The Borrower shall repay to the Administrative Agent, for the account of the Lenders, in full the outstanding credit under the Credit Facility on the Maturity Date together with all accrued and unpaid interest thereon and all accrued and unpaid fees with respect thereto. As concerns any Letter which, on the Maturity Date, has an expiry date later than the Maturity Date, the Borrower shall pay to the Issuing Lender, on the Maturity Date, the then contingent liability of the Issuing Lender thereunder (to be held solely for the purpose of satisfying any draw under such Letter and to be held subject to Section 13.2). Following such payment by the Borrower to the Issuing Lender, the Borrower shall have no further liability to the Lenders with respect to any such Letter.

9.2 Voluntary Prepayments under Credit Facility

Subject to Section 9.3, the Borrower shall be entitled to prepay all or any portion of the outstanding Loans under the Credit Facility at any time, without penalty, provided that Section 8.4(a) shall be complied with in connection with any such prepayment. Other than any payments required pursuant to Section 8.4(a), there are no premiums, penalties or other additional payments associated with any voluntary prepayments under this Section 9.2. Amounts which are prepaid as aforesaid in respect of the Credit Facility may be reborrowed.

9.3 Prepayment Notice

The Borrower shall give written notice to the Administrative Agent of each voluntary prepayment pursuant to Section 9.2. Such notice (a “Prepayment Notice”) shall be irrevocable, shall be given in accordance with Section 3.10 and shall specify:

(a)	the date on which the prepayment is to take place; and

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(b)	the type and principal amount of the Loan or the portion thereof which is to be prepaid.

9.4 Reimbursement or Conversion on Presentation of Letters

(a)	On presentation of a Letter and payment thereunder by the Issuing Lender, the Borrower shall forthwith pay and in any event no later than 10:00 a.m. (Reno, Nevada time) on the date of any payment by the Issuing Lender under a Letter to the Administrative Agent for the account of the Issuing Lender, and thereby reimburse Issuing Lender for, all amounts paid by Issuing Lender pursuant to such Letter. Failing such payment, the Borrower shall be deemed to have effected, notwithstanding any other provision hereof, a conversion of such Letter into a Base Rate Loan to the extent of the payment of the Issuing Lender thereunder.

(b)	If the Issuing Lender makes payment under any Letter and the Borrower does not fully reimburse the Issuing Lender on or before the date of payment, then Section 9.4(a) shall apply to deem a Loan to be outstanding to the Borrower under the Credit Facility in the manner therein set out regardless of whether the conditions set forth in Section 12.1 are satisfied. Each Lender under the Credit Facility shall, on request by the Issuing Lender, immediately pay to the Issuing Lender an amount equal to such Lender’s Pro Rata Share of the amount paid by the Issuing Lender such that each Lender under the Credit Facility is participating in the deemed Loan in accordance with its Pro Rata Share. The obligation of each Lender under the Credit Facility to pay the Issuing Lender its Pro Rata Share of each such deemed Loan shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defence or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.

(c)	Each Lender shall immediately on demand indemnify the Issuing Lender to the extent of such Lender’s Pro Rata Share of any amount paid or liability incurred by the Issuing Lender under each Letter issued by it to the extent that the Borrower does not fully reimburse the Issuing Lender therefor.

(d)	Until each Lender funds its Loan pursuant to this Section 9.3 to reimburse the Issuing Lender for any amount drawn under any Letter, interest in respect of such Lender’s Pro Rate Share of such amount shall be solely for the account of the Issuing Lender.

(e)

If any Lender fails to immediately make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 9.3, the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately

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available to the Issuing Lender at a rate per annum equal to Alternate Base Rate Canada plus the Applicable Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Pro Rate Share of the relevant Loan. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 9.4(e) shall be conclusive absent manifest error.

9.5 Letters Subject to an Order

(a)	Subject to Section 13.2, the Borrower shall pay to the Issuing Lender an amount equal to the maximum amount available to be drawn under any unexpired Letter which becomes the subject of any Order. Payment in respect of each such Letter shall be due forthwith upon demand.

(b)	Notwithstanding anything in this agreement to the contrary, the Issuing Lender shall not be under any obligation to issue any Letter if:

(i)	the issuance of such Letter would violate one or more policies of the Issuing Lender applicable to Letters generally;

(ii)	except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter is to be denominated in a currency other than U.S. dollars;

(iii)	any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter, or any law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter in particular or shall impose upon the Issuing Lender with respect to such Letter any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Lender in good faith deems material to it; or

(iv)	such Letter contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

9.6 Currency of Repayment

All payments and repayments of outstanding credit hereunder shall be made in the currency of such outstanding credit.

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ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties

To induce the Lenders and the Administrative Agent to enter into this agreement and to induce the Lenders to extend credit hereunder, the Borrower hereby represents and warrants to the Lenders and the Administrative Agent, as of the date of this agreement, as of the date of each extension of credit hereunder and as of the last day of each Fiscal Quarter, as follows and acknowledges and confirms that the Lenders and the Administrative Agent are relying upon such representations and warranties in entering into this agreement and in extending credit hereunder:

(a)	Status and Power of Obligors. Each Obligor is a corporation or limited liability company duly created and organized and validly subsisting in good standing under the laws of the jurisdiction governing its existence. Each Obligor is duly qualified, registered or licensed in all jurisdictions where the nature of its business makes such qualification, registration or licensing necessary except where the lack of such qualification, registration or licensing could reasonably be expected to have a Material Adverse Effect. Each Obligor has all requisite corporate capacity, power and authority to own, hold under licence or lease its properties, to carry on its business as now conducted except where the failure to have such capacity, power and authority could not reasonably be expected to have a Material Adverse Effect. Each Obligor has all necessary corporate capacity to enter into, and carry out the transactions contemplated by, the Finance Documents to which is a party.

(b)	Authorization and Enforcement. All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by each Obligor of the Finance Documents to which it is a party. Each Obligor has duly executed and delivered the Finance Documents to which it is a party. The Finance Documents to which each Obligor is a party are legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally, (ii) the fact that the courts may deny the granting or enforcement of equitable remedies and (iii) the fact that, pursuant to the Currency Act (Canada), no court in Canada may make an order expressed in any currency other than lawful money of Canada.

(c)

Compliance with Other Instruments. The execution, delivery and performance by each Obligor of the Finance Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not conflict with, result in any breach or violation of, or constitute a default under, the terms, conditions or provisions of, the charter or constating documents or by-laws of, or any shareholder agreement or declaration relating to, such Obligor. The execution, delivery and performance by each Obligor of the Finance

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Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not conflict with, result in any material breach or violation of, or constitute a material default under, the terms, conditions or provisions of, any law, regulation, judgment, decree or order binding on or applicable to such Obligor or to which its property is subject or of any Material Agreement or any material, lease, licence, permit or other instrument to which such Obligor is a party or is otherwise bound or by which such Obligor benefits or to which its property is subject and do not require the consent or approval of any Official Body or any other party.

(d)	Financial Statements. The financial statements of the Borrower for the most recently completed Fiscal Quarter or Fiscal Year, as the case may be, were prepared in accordance with generally accepted accounting principles and no Material Adverse Change has occurred in the condition, financial or otherwise, of the Borrower since the date of such financial statements. The balance sheet of the aforesaid financial statement presents a fair statement of the financial condition and assets and liability of the Borrower as at the date thereof and the statements of operations, retained earnings and cashflows contained in the aforesaid financial statements fairly presents the results of the operations of the Borrower throughout the period covered thereby. Except to the extent reflected or reserved against in the aforesaid balance sheet (including the notes thereto) and except as incurred in the ordinary and usual course of the business of the Borrower, the Borrower does not have any outstanding indebtedness or any liability or obligations (whether accrued, absolute, contingent or otherwise) of a material nature customarily reflected or reserved against in a balance sheet (including the notes thereto) prepared in accordance with generally accepted accounting principles.

(e)	Litigation. There are no actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of any Company) pending or threatened in writing against or affecting any Company before any Official Body which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(f)	Title to Assets. Each Obligor has good and marketable title to its property, assets and undertaking, free from any Lien other than Permitted Liens.

(g)	Conduct of Business. No Company is in violation of any agreement, mortgage, franchise, licence, judgment, decree, order, statute, statutory trust, rule or regulation relating in any way to itself or to the operation of its business or to its property or assets (other than Environmental Laws) and which could reasonably be expected to have a Material Adverse Effect. No Company is in violation of any Environmental Law which violation could reasonably be expected to have a Material Adverse Effect. Each Company holds all licenses, certificates of approval, approvals, registrations, permits and consents which are required to operate its businesses where they are currently being operated except where the failure to have such licenses, certificates of approval, approvals, registrations, permits and consents could not reasonably be expected to have a Material Adverse Effect.

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(h)	Outstanding Defaults. No Default or Event of Default exists or would result from the incurring of any Secured Obligations by any Obligor. No event has occurred which constitutes or which, with the giving of notice, lapse of time or both, would constitute a default under or in respect of any material agreement, undertaking or instrument to which any Company is a party or to which its respective property or assets may be subject, and which could reasonably be expected to have a Material Adverse Effect.

(i)	Solvency Proceedings. No Obligor has:

(i)	admitted its inability to pay its debts generally as they become due or failed to pay its debts generally as they become due;

(ii)	in respect of itself, filed an assignment or petition in bankruptcy or a petition to take advantage of any insolvency statute;

(iii)	made an assignment for the benefit of its creditors;

(iv)	consented to the appointment of a receiver of the whole or any substantial part of its assets;

(v)	filed a petition or answer seeking a reorganization, arrangement, adjustment or composition in respect of itself under applicable bankruptcy laws or any other applicable law or statute of Canada, the United States or other applicable jurisdiction or any subdivision thereof; or

(vi)	been adjudged by a court having jurisdiction a bankrupt or insolvent, nor has a decree or order of a court having jurisdiction been entered for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy of any Company with such decree or order having remained in force and undischarged or unstayed for a period of 30 days.

(j)	Tax Returns and Taxes. Each Obligor has filed all material Tax returns and Tax reports required by law to have been filed by it and has paid all Taxes thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

(k)	Expropriation or Condemnation. There is no present or threatened (in writing) expropriation or condemnation of the property or assets of any Company, which expropriation could reasonably be expected to have a Material Adverse Effect.

(l)	Environmental Compliance.

(i)	All facilities and property (including underlying groundwater) owned, leased, used or operated by any Company have been, and continue to be, owned or leased in compliance with all Environmental Laws, except where such non-compliance could not reasonably be expected have a Material Adverse Effect;

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(ii)	There are no pending or threatened (in writing)

(A)	claims, complaints, notices or requests for information received by any Company with respect to any alleged violation of any Environmental Law which alleged violation could reasonably be expected to have a Material Adverse Effect;

(B)	complaints, notices or inquiries to any Company regarding potential material liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect;

(iii)	There have been no Releases of any Hazardous Materials, at, on, under or from any property now or previously owned, operated, used or leased by any Company that, singly or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect;

(iv)	Each Company has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations under any Environmental Laws to carry on its business except where any such non-issuance or non-compliance could not reasonably be expected to have a Material Adverse Effect; and

(v)	No conditions exist at, on or under any property now or previously owned, operated, used or leased by any Company which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law; which liability could reasonably be expected to have a Material Adverse Effect.

(m)	Investment Company. No Obligor is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to enter into any Finance Document to which it is a party or otherwise render any such Finance Document unenforceable.

(n)	Subsidiaries and Partnerships. No Company is, directly or indirectly, a member of, or a partner or participant in, any partnership, joint venture or syndicate that could reasonably be expected to have a Material Adverse Effect.

(o)	Corporate Structure. As at the date hereof, and hereafter, except as such information may change as a result of a transaction permitted hereby and reported to the Administrative Agent in accordance with Section 11.1(b)(iii), the chart attached hereto as Schedule G accurately sets out the corporate structure of the Borrower and all of its Subsidiaries and evidences (i) intercorporate share ownership and (ii) ownership of mines.

(p)	Solvency after Drawdown. On an unconsolidated basis,

(i)	the assets of the Borrower shall exceed its liabilities, including contingent liabilities at a fair valuation;

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(ii)	the capital of the Borrower shall not be reasonably small to conduct its business; and

(iii)	the Borrower shall not have intended to incur debts, nor shall have believed that it would incur debts, beyond its ability to pay such debts as they mature.

(q)	Employee Benefit Plans. Each of the ERISA Companies is in compliance with ERISA and all Applicable Law, except where such non-compliance is not reasonably expected to have a Material Adverse Effect. There have been no Prohibited Transactions or breaches of fiduciary duty with respect to any Plan that could be reasonably expect to have Material Adverse Effect. No Termination Event has occurred or is expected to occur with respect to any Plan or Multiemployer Plan that could be reasonably expected to have a Material Adverse Effect

(r)	Regulation U or X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any credit obtained hereunder shall be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

(s)	Assets Insured. The property and assets of the Obligors are insured with insurers, in amounts, for risks and otherwise which are reasonable in relation to such property and assets (subject to the amount of such deductibles as are reasonable and normal in the circumstances) against loss or damage, and there has been no default or failure by the party or parties insured under the provisions of such policies of insurance maintained which would prevent the recovery by the relevant Obligor insured thereunder of the full amount of any material insured loss.

(t)

Foreign Assets Control Regulations. Neither the execution and delivery of this agreement nor the Borrower’s use of the proceeds of the Credit Facility will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any other enabling legislation or executive order relating thereto. Without limiting the foregoing, no Obligor nor any of its Subsidiaries (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Each Obligor and its Subsidiaries are in compliance, in all

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material respects, with the Title III of Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds from either Credit Facility will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official party capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(u)	Intellectual Property. Each Company owns or is licensed or otherwise has the right to use all Intellectual Property that is used in the operation of its businesses without conflict with the rights of any other Person (other than any Intellectual Property the absence of which or any such conflict with respect to which would not have a Material Adverse Effect). No Company has not received any notice of any claim of infringement or similar claim or proceeding relating to any of the Intellectual Property which if determined against such Company could reasonably be expected to have a Material Adverse Effect. No present or former employee of any Company and no other Person owns or claims to own or has or claims to have any interest, direct or indirect, in whole or in part, in any of the Intellectual Property of the Borrower that could reasonably be expected to have a Material Adverse Effect.

(v)	Employment and Labour Agreements. Each Company is in compliance with the terms and conditions of all collective bargaining agreements and other labour agreements except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(w)	Liens. The Liens granted to the Administrative Agent pursuant to the Security Documents are fully perfected first priority Liens in and to the Secured Assets, subject only to Permitted Liens and will, upon the acquisition of additional Secured Assets by each Obligor, constitute first charges or security interests upon all such Secured Assets of such Obligor free and clear of all Liens except for the Permitted Liens.

(x)	Consents, Approvals, etc. No consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions or other documents or instruments which have not already been provided to the Administrative Agent are required to be entered into by any Person (i) to make effective the Security created or intended to be created by the Obligors in favour of the Administrative Agent pursuant to the Security Documents in the issued and outstanding Shares of the Obligors or the Investment Accounts, (ii) to ensure the perfection and the intended priority of such Security other than the consents and approvals referred to in the last sentence of Section 10.1(c) and (iii) to implement the transactions contemplated hereby.

(y)

Share Capital of Guarantors. As of the date hereof and hereafter, except as such information may change as a result of transactions permitted hereby (which shall be reported to the Administrative Agent pursuant to Section 11.1(i)

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Schedule K sets out (X) the issued capital of each Guarantor, all of which issued Shares have been issued and are outstanding; (Y) the owner of record of all such issued Shares; and (Z) the outstanding warrants, options or other agreements which require or may require the issuance of any Shares of any Guarantor or the issuance of any debt or securities convertible into Shares of any Guarantor.

(z)	Information Required for Perfection of Security Interests in Secured Assets. Except as reported or to be reported to the Administrative Agent in accordance with Section 11.1(i), the location of the chief executive office and places of business and the jurisdiction of organization, of each Obligor (for the purposes of perfecting security interests in personal property of the Obligors under the UCC or the Personal Property Security Act (Ontario) and the branch and location of each bank account and each securities account owned by each Obligor are as set forth in Schedule L.

(aa)	Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada). The Borrower’s most recent audited balance sheet states that the Borrower has net assets of at least CDN$75,000,000. The Borrower’s shares are traded on a Canadian stock exchange or a stock exchange designated under subsection 262(1) of the Tax Act. The Borrower operates in a country that is a member of the Financial Action Task Force.

(bb)	No Omissions. None of the representations and statements of fact set forth in this Section 10.1 omits to state any material fact necessary to make any such representation or statement of fact not misleading in any material respect.

10.2 Survival of Representations and Warranties

All of the representations and warranties of the Borrower contained in Section 10.1 shall survive the execution and delivery of this agreement until the Secured Obligations Termination Date, notwithstanding any investigation made at any time by or on behalf of the Administrative Agent or any of the Lenders.

ARTICLE 11

COVENANTS

11.1 Affirmative Covenants

The Borrower hereby covenants and agrees with the Administrative Agent and the Lenders that, until the Secured Obligations Termination Date, and unless waived in writing in accordance with Section 14.14:

(a)	Prompt Payment. The Borrower shall, and shall cause each other Obligor to, duly and punctually pay, or cause to be duly and punctually paid to the Finance Parties, all amounts payable by each Obligor under the Credit Documents at the times and places and in the currency and manner mentioned therein.

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(b)	Financial Reporting. The Borrower shall furnish the Administrative Agent with the following statements and reports (with sufficient copies for all of the Lenders (the filing of any of the following documents on SEDAR or EDGAR shall satisfy the delivery obligation in relation to the documents so filed when the Borrower has provided written notice of such filing to the Administrative Agent)):

(i)	within 90 days after the end of each Fiscal Year, copies of the audited financial statements of the Borrower for such Fiscal Year together with the auditors’ report on such audited financial statements in form and substance satisfactory to the Administrative Agent, as well as a chart setting out the corporate structure of the Borrower and all of its Subsidiaries, whether direct or indirect, and evidencing (i) intercorporate share ownership and (ii) mine ownership;

(ii)	within 45 days after the end of each of the first 3 Fiscal Quarters in each Fiscal Year:

(A)	the unaudited consolidated financial statements of the Borrower, in form and substance satisfactory to the Administrative Agent, together with a summary report detailing the Borrower’s consolidated risk management activities for the most recently completed Fiscal Quarter; and

(B)	an operating report prepared by the Borrower in relation to the Hycroft Mine detailing operating costs, capital expenditures and production levels for the most recently completed Fiscal Quarter;

(iii)	concurrent with the deliveries of financial statements pursuant to any of clauses (i) and (ii) above, a duly executed and completed compliance certificate, in the form attached as Schedule B hereto and signed by a senior financial officer of the Borrower;

(iv)	within 45 days after the end of each Fiscal Year, an updated life of mine plan and financial model for the Hycroft Mine to the extent changed from the previous such plan and model delivered to the Administrative Agent; and

(v)	such other statements, reports and information as the Administrative Agent on the instructions of the Majority Lenders may reasonably request from time to time.

(c)	Business Activities. The Borrower shall not, nor shall it suffer or permit any other Company to, engage in any business activity other than activities relating to the business of mining in a Permitted Jurisdiction and any activity incidental thereto (including acting as a holding company of any Company).

(d)	Insurance. The Borrower shall, and shall cause each other Obligors to, insure and keep insured, with insurers, for risks, in amounts in a manner consistent with industry practice and otherwise upon terms satisfactory to the Administrative Agent acting reasonably, all of the Obligors assets, property and undertaking.

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(e)	Access to Senior Financial Officers. Upon the request of the Administrative Agent at reasonable intervals, the Borrower shall, and shall cause each other Obligor to, make available its senior financial officers to answer questions concerning such Obligor’s business and affairs,

(f)	Reimbursement of Expenses. The Borrower shall (i) reimburse the Administrative Agent, on demand, for all reasonable out-of-pocket costs, charges and expenses incurred by or on behalf of the Administrative Agent (including, without limitation, the reasonable and documented fees, disbursements and other charges of one primary counsel and any local or special counsel to the Administrative Agent as well the costs of any engineering reports and environmental audits and studies as required by the Administrative Agent and approved by the Borrower, acting reasonably) in connection with the negotiation, preparation, execution, delivery, syndication, participation, administration and interpretation of the Credit Documents and the closing documentation ancillary to the completion of the transactions contemplated hereby and thereby and any amendments and waivers hereto and thereto (whether or not consummated or entered into), the charges of Intralinks and any lien search fees and lien registration fees, (ii) reimburse each Finance Party’s agents or officers, on demand, for all reasonable out-of-pocket expenses of such agents or officers in connection with any visit of the nature referred to in Section 11.1(r), and (iii) reimburse the Administrative Agent and the Lenders, on demand, for all reasonable out-of-pocket costs, charges and expense incurred by or on behalf of any of them (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documents.

(g)	Notice of Expropriation or Condemnation, Litigation and Default/Event of Default. The Borrower shall promptly notify the Administrative Agent in writing of:

(i)	the commencement or the written threat of any expropriation or condemnation of any material assets, property or undertaking of any Obligor or of the institution of any proceedings related thereto;

(ii)	any actions, suits, inquiries, disputes, claims or proceedings (whether or not purportedly on behalf of a Company) commenced or threatened in writing against or affecting a Company before any Official Body which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect; and

(iii)	upon the occurrence of either a Default or an Event of Default of which the Borrower is aware, the nature and date of occurrence of such Default or Event of Default, the Borrower’s assessment of the duration and effect thereof and the action which such Borrower (or the relevant Obligor, as applicable) proposes to take with respect thereto.

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(h)	Inspection of Assets and Operations. The Borrower shall, and shall cause each other Obligor to, permit representatives of the Administrative Agent from time to time and representatives of the Lenders to inspect the assets, property or undertaking of each Obligor and for that purpose to enter on any property which is owned and controlled by an Obligor and where any of the assets, property or undertaking of any Obligor may be situated during reasonable business hours and, unless a Default has occurred and is continuing, upon reasonable notice.

(i)	Change of Name, Office or Other Information. The Borrower shall notify the Administrative Agent in writing (i) promptly of any change in (A) the corporate name of any Obligor; (B) the location of any Obligor for purposes of the UCC or the Personal Property Security Act (Ontario), (C) the jurisdiction of incorporation of any Obligor and (D) the locations of each bank account and each securities account owned by each Obligor; and (ii) not less than 10 Banking Days prior to the closing thereof, of any transaction permitted hereby which will result in any change in the information set out in Schedule L.

(j)	Corporate Existence. Except as may otherwise be contemplated by a Permitted Reorganization, the Borrower shall, and shall cause each of the other Obligors to, maintain its corporate existence in good standing and qualify and remain duly qualified to carry on business and own property in each jurisdiction where the nature of its business makes such qualification necessary.

(k)	Conduct of Business. The Borrower shall, and shall cause each other Company to, conduct its business in such a manner so as to comply with all laws and regulations (including, without limitation, Environmental Laws), so as to observe and perform all its obligations under leases, licences and agreements necessary for the proper conduct of its business and so as to preserve and protect its property and assets and the earnings, income and profits therefrom where such non-compliance, non-observance or non-performance could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each other Company to, obtain and maintain all licenses, permits, government approvals, franchises, authorizations and other rights necessary for the operation of its business where failure to do so could reasonably be expected to have a Material Adverse Effect.

(l)	Taxes. The Borrower shall pay, and shall cause each of the other Obligors to pay, all material Taxes levied, assessed or imposed upon it and upon its property or assets or any part thereof, as and when the same become due and payable, save and except when and so long as the validity or amount of any such Taxes is being contested in good faith by appropriate proceedings and reserves are being maintained in accordance with generally accepted accounting principles.

(m)

Environmental Matters. The Borrower shall, and shall cause each other Company to, promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or material compliance with Environmental Laws and shall proceed diligently to resolve any such claims,

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complaints, notices or inquiries relating to material compliance with Environmental Laws which claims, complaints, notices or inquiries relate to matters which could reasonably be expected to have a Material Adverse Effect and provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 11.1(m).

(n)	Tangible Net Worth. The Borrower shall at all times maintain its Tangible Net Worth to be greater than or equal to the sum of (x) $392,000,000 and (y) 25% of the positive Net Income, if any, for each Fiscal Quarter after the Fiscal Quarter ended March 31, 2011 and shall calculate such ratio as at each Calculation Date.

(o)	Interest Coverage Ratio. The Borrower shall at all times cause the Interest Coverage Ratio to be greater than or equal to 4.00:1, and shall calculate such ratio as at each Calculation Date.

(p)	Leverage Ratio. The Borrower shall, at all times, cause the Leverage Ratio to be less than or equal to 3.00:1, and shall calculate such ratio as at each Calculation Date.

(q)	ERISA. The Borrower shall, and shall cause each ERISA Affiliate to, furnish to the Administrative Agent:

(i)	promptly after receipt thereof (but in no event later than 30 days after such receipt), a copy of any notice any ERISA Company receives after the date of this agreement from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan or Plans, if such termination or appointment would result in a Material Adverse Effect;

(ii)	within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required instalment or other payment with respect to a Plan, a statement of a financial officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC, but only if such failure to make a required instalment would result in a Material Adverse Effect; and

(iii)	promptly and in any event within 30 days after receipt thereof by any ERISA Company from the sponsor of a Multiemployer Plan, a copy of each notice received by any ERISA Company concerning (A) the imposition of any Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA, but only if the imposition of such withdrawal liability, in the case of clause (A), or such termination or reorganization, in the case of clause (B), would result in a Material Adverse Effect.

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(r)	Books and Records. The Borrower shall, and shall cause each other Company to, keep proper books of account and records covering all its business and affairs on a current basis, make full, true and correct entries of its transactions in such books, set aside on its books from their earnings all such proper reserves as required by generally accepted accounting principles and permit representatives of the Administrative Agent to inspect such books of account, records and documents and to make copies therefrom during reasonable business hours and upon reasonable notice and to discuss the affairs, finances and accounts of such Company with its auditors during reasonable business hours and upon reasonable notice.

(s)	Copies of Public Filings. The Borrower shall, upon request, furnish the Administrative Agent with copies of all documents which are publicly filed by the Borrower with the Ontario Securities Commission, the United States Securities and Exchange Commission or with any similar Official Body in any other jurisdiction in compliance with applicable securities legislation which are not available on SEDAR or EDGAR.

(t)	Intercompany Indebtedness. The Borrower shall cause all Indebtedness owing by any Obligor to any Subsidiary of the Borrower which is not an Obligor to be subordinated and postponed, pursuant to the Postponement and Subordination Undertaking, to the Secured Obligations of such Obligor for so long as a Default has occurred and is continuing. The Borrower shall cause any Subsidiary of the Borrower which is not an Obligor, prior to the incurrence of any such Indebtedness, to execute and deliver to the Administrative Agent the Postponement and Subordination Undertaking or an instrument of adhesion thereto.

(u)	Maintenance of Secured Assets. The Borrower shall, and shall cause each other Obligor to, maintain, preserve, protect and keep:

(i)	all of its ownership, lease, use, licence and other interests in the Secured Assets as are necessary or advisable to be able to operate the Hycroft Mine substantially in accordance with sound mining and business practice; and

(ii)	all of the Secured Assets owned by each in good repair, working order, and condition, and make necessary and proper repairs, renewals, and replacements so that the business carried on in connection therewith may be properly conducted at all times.

(v)	Ownership and Maintenance of Hycroft Mine. The Borrower shall cause Hycroft Resources to (i) maintain ownership of 100% of the Hycroft Mine and all Mining Claims as are necessary or advisable to be able to operate the Hycroft Mine substantially in accordance with sound mining and business practice; and (ii) to maintain and operate the Hycroft Mine in accordance with sound mining and business practice.

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(w)	Minimum Aggregate Deposit Accounts Balance. The Borrower shall at all times maintain a minimum aggregate balance of $30,000,000 in the Deposit Accounts.

(x)	Additional Guarantors and Security. Upon the direct or indirect formation or acquisition by the Borrower of a Material Subsidiary or upon a Subsidiary of the Borrower becoming a Material Subsidiary:

(i)	the Borrower shall forthwith cause each such Material Subsidiary to duly execute and deliver to the Administrative Agent the Guarantee and the Security Document to which it is a party for the purpose of charging all of such Material Subsidiary’s present and after-acquired personal property;

(ii)	the Borrower shall forthwith deliver, or cause to be delivered to, the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

(A)	a duly certified copy of the articles of incorporation and by-laws or comparable constitutional documents of such Material Subsidiary;

(B)	a certificate of status or good standing for such Material Subsidiary issued by the appropriate governmental body or agency of the jurisdiction in which such Material Subsidiary is incorporated or otherwise formed (other than with respect to any Material Subsidiary whose jurisdiction of incorporation or formation does not customarily offer such certificates);

(C)	a duly certified copy of the resolution of the board of directors of such Material Subsidiary or other comparable authorization authorizing it to execute, deliver and perform its obligations under each Finance Document to which such Material Subsidiary is a signatory;

(D)	a certificate of an officer of such Material Subsidiary, in such capacity, setting forth specimen signatures of the individuals authorized to sign the Finance Documents to which such Material Subsidiary is a signatory;

(E)	an opinion of such Material Subsidiary’s counsel addressed to the Lenders, the Administrative Agent and its counsel, relating to the status and capacity of such Material Subsidiary, the due authorization, execution and delivery and the validity and enforceability of the Finance Documents to which such Material Subsidiary is a party in and such other matters as the Administrative Agent may reasonably request; and

(F)	an opinion of the Lenders’ counsel with respect to such matters as may be reasonably required by the Administrative Agent in

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connection with such Material Subsidiary (including, without limitation, the legality, validity and binding nature of the obligations of such Material Subsidiary under, and the enforceability against such Material Subsidiary of, the Finance Documents which are governed by the laws of the Province of Ontario);

(iii)	the Administrative Agent and its counsel shall be satisfied, acting reasonably, that all necessary approvals, acknowledgements, directions and consents have been given and that all relevant laws have been complied with in respect of all agreements and transactions referred to herein; and

(iv)	all documents and instruments shall have been properly registered, recorded and filed in all places which, searches shall have been conducted in all jurisdictions which, and deliveries of all consents, approvals, acknowledgements, undertakings, directions, negotiable documents of title and other documents and instruments to the Administrative Agent shall have been made which, in the opinion of the Administrative Agent’s counsel, acting reasonably, are desirable or required to make effective the Security created or intended to be created pursuant to Section 11.1(v) and to ensure the perfection and the intended first-ranking priority of such Security;

whereupon the Material Subsidiary shall become an Additional Guarantor.

11.2 Restrictive Covenants

The Borrower hereby covenants and agrees with the Administrative Agent and the Lenders that, until the Secured Obligations Termination Date, and unless waived in writing in accordance with Section 14.14:

(a)	Liens. The Borrower shall not, and shall not permit or suffer any other Obligor to, enter into or grant, create, assume or suffer to exist any Lien affecting any of their respective properties, assets or undertaking, whether now owned or hereafter acquired, save and except only for the Permitted Liens.

(b)	Corporate Existence. Except for Permitted Reorganizations, the Borrower shall not, and shall not permit or suffer any other Company to, take part in any amalgamation, merger, dissolution, winding up, corporate reorganization, capital reorganization or similar proceeding or arrangement or discontinue any businesses.

(c)

Disposition of Assets. The Borrower shall not, and shall not suffer or permit any other Obligor to, sell, transfer or otherwise dispose (by way of Sale Leaseback or otherwise) of any of their respective assets other than sales, transfers or other dispositions of (i) inventory or product disposed of in the ordinary course of business, (ii) worn out, unserviceable or obsolete equipment, (iii) sales or

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dispositions pursuant to Third Party Mining Arrangements that are Permitted Liens; (iv) other assets of the Companies the aggregate fair market value of which shall not exceed $10,000,000 in any Fiscal Year. For certainty, the Borrower shall not, nor shall it suffer or permit, the sale, transfer or disposition of the Shares of any Guarantor unless pursuant to a Permitted Reorganization.

(d)	Change in Business. The Borrower shall not, and shall not suffer or permit any other Obligor to, engage in any business other than the business of mining and activities related or incidental thereto.

(e)	Regulation U or X. The Borrower shall not, and shall not suffer or permit any other Obligor to, engage in the business of extending credit for the purpose of purchasing or carrying margin stock. The Borrower shall not use any of the proceeds of any credit extended hereunder to “purchase” or “carry” any “margin stock” as defined in Regulation U and X of the F.R.S. Board.

(f)	Risk Management Agreements. The Borrower shall not, and shall not suffer or permit any other Obligor to, enter into any Risk Management Agreement for speculative purposes or on a margined basis. For certainty, the Borrower shall not, nor shall it suffer or permit any other Obligor to, grant security to any counterparty other than a Qualified Risk Management Lender as collateral security for its obligations under any Risk Management Agreement.

(g)	Amendments to Constating Documents. The Borrower shall not, and shall not suffer or permit any other Obligor to, amend their constating documents, other than pursuant to a Permitted Reorganization.

(h)	Distributions. The Borrower shall not make any Distributions other than Distributions of up to a maximum aggregate annual amount of $50,000,000 in any Fiscal Year made at any time during which no Default or Event of Default has occurred and is continuing or would result therefrom.

(i)	Indebtedness. The Borrower shall not, and shall not suffer or permit any other Obligor to, create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

(j)	Investments. The Borrower shall not, and shall not permit any other Obligor to, make any Investments other than (i) Investments in the Obligors, (ii) Investments in Cash Equivalents, (iii) Investments in the Hycroft Mine and (iv) other Investments (exclusive of the foregoing) in the maximum aggregate amount of $100,000,000 in any calendar year.

(k)	Acquisitions. The Borrower shall not, and shall not suffer or permit any other Company to, make any Acquisitions other than Permitted Acquisitions.

(l)

Transactions with Affiliates. The Borrower shall not, and shall not permit any other Company to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise

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engage in any other transactions with, any of its Affiliates other than at prices and on terms and conditions not less favourable to such Company than could be obtained on an arm’s length basis from unrelated third parties unless undertaken pursuant to a Permitted Reorganization. The Borrower shall not, and shall not suffer or permit any other Company to, enter into any transaction or series of transactions with Affiliates of any Company, which involve an outflow of money or other property from such Company to an Affiliate of any of the Companies, including payment of management fees, affiliation fees, administration fees, compensation, salaries, asset purchase payments or any other type of fees or payments similar in nature, other than on terms and conditions substantially as favourable to such Company as would be obtainable by such Company in a reasonably comparable arm’s length transaction with a Person other than an Affiliate of such Company.

(m)	Sale Leasebacks. The Borrower shall not, and shall not suffer or permit any other Obligor to, enter into any Sale Leasebacks with any Person that is not an Obligor.

11.3 Performance of Covenants by Administrative Agent

The Administrative Agent may, on the instructions of the Majority Lenders and upon notice by the Administrative Agent to the Borrower, perform any covenant of the Borrower under this agreement which the Borrower fails to perform or cause to be performed and which the Administrative Agent is capable of performing, including any covenants the performance of which requires the payment of money, provided that the Administrative Agent shall not be obligated to perform any such covenant on behalf of the Borrower and no such performance by the Administrative Agent shall require the Administrative Agent to further perform the Borrower’s covenants or shall operate as a derogation of the rights and remedies of the Administrative Agent and the Lenders under this agreement or as a waiver of such covenant by the Administrative Agent. Any amounts paid by the Administrative Agent as aforesaid shall be reimbursed by the Lenders in their Pro Rata Shares and shall be repaid by the Borrower to the Administrative Agent on behalf of the Lenders on demand.

ARTICLE 12

CONDITIONS PRECEDENT TO OBTAINING CREDIT

12.1 Conditions Precedent to All Credit

The obligation of the Lenders to extend credit hereunder is subject to fulfilment of the following conditions precedent on the date such credit is extended:

(a)	the Borrower shall have complied with the requirements of Article 4, Article 5 or Article 6, as the case may be, in respect of the relevant credit;

(b)	no Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such extension of credit;

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(c)	the representations and warranties of the Borrower contained in Section 10.1 shall be true and correct in all respects on the date such credit is extended as if such representations and warranties were made on such date; and

(d)	the Credit Facility has not terminated pursuant to Section 2.4.

12.2 Conditions Precedent to Initial Extension of Credit

The obligations of the Lenders to extend credit by way of the initial drawdown under the Credit Facility is subject to the fulfilment of the following conditions precedent at the time, or immediately following, such extension of credit:

(a)	the conditions precedent set forth in Section 12.1 have been fulfilled;

(b)	the Obligors shall have duly executed and delivered to the Administrative Agent the Credit Documents to which each is a party and each Company which is not an Obligor and to whom any Obligor owes any Indebtedness shall have executed and delivered to the Administrative Agent a Postponement and Subordination Undertaking, in each case form and substance satisfactory to the Administrative Agent;

(c)	the Administrative Agent has received, in form and substance satisfactory to the Administrative Agent:

(i)	a duly certified copy of the articles of incorporation, articles of amalgamation or similar documents and by-laws of each Obligor;

(ii)	a certificate of status or good standing (or other like document) for each Obligor (where available) issued by the appropriate governmental body or agency of the jurisdiction which governs the legal existence of such Obligor;

(iii)	a duly certified copy of the resolution of the board of directors of each Company authorizing it to execute, deliver and perform its obligations under each Credit Document to which such Company is a signatory;

(iv)	a certificate of an officer of each Obligor, in such capacity, setting forth specimen signatures of the individuals authorized to sign the Credit Documents to which such Obligor is a signatory;

(v)	a certificate of a senior officer of the Borrower, in such capacity, certifying that, to the best of his knowledge after due inquiry, no Default has occurred and is continuing or would arise immediately upon the initial extension of credit under the Credit Facility;

(vi)	certificates representing all of the issued and outstanding Shares of each Guarantor, duly endorsed in blank or accompanied by an executed stock transfer power of attorney;

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(vii)	a perfection certificate of each Obligor in form and substance satisfactory to the Administrative Agent;

(viii)	an opinion of counsel to each Obligor addressed to the Finance Parties and their counsel, relating to the status and capacity of such Obligor, the due authorization, execution and delivery and the validity and enforceability of the Credit Documents to which such Obligor is a party in the Province of Ontario, in the jurisdiction where the Secured Assets are located and/or the jurisdiction governing the existence of the relevant Obligor and such other matters as the Administrative Agent may reasonably request;

(ix)	an opinion of the Administrative Agent’s counsel with respect to such matters as may be reasonably required by the Administrative Agent in connection with the transactions hereunder (including, without limitation, the legality, validity and binding nature obligations of the Borrower under, and the enforceability against the Obligors of, the Credit Documents which are governed by the laws of the Province of Ontario); and

(x)	requisite information to identify the Obligors under the applicable “know your client” legislation, delivered sufficiently in advance for each Lender to complete such identification;

(d)	there has not occurred a Material Adverse Change since December 31, 2010;

(e)	there shall exist no pending or threatened (in writing) litigation, proceedings or investigations which (x) contest the consummation of the Credit Facility or any part thereof or (y) could reasonably be expected to have a Material Adverse Effect;

(f)	all current account documentation required by the Administrative Agent has been executed by the Obligors;

(g)	the Administrative Agent and its counsel shall be satisfied, acting reasonably, that all necessary approvals, acknowledgements, directions and consents have been given and that all relevant laws have been complied with in respect of all agreements and transactions referred to herein;

(h)	all documents and instruments shall have been properly registered, recorded and filed in all places which, searches shall have been conducted in all jurisdictions which, and deliveries of all consents, approvals, directions, acknowledgements, undertakings and non-disturbance agreements contemplated herein, negotiable documents of title, ownership certificates and other documents and instruments to the Administrative Agent shall have been made which, in the opinion of the Administrative Agent’s counsel, are desirable or required to make effective the Security created or intended to be created by the Obligors in favour of the Administrative Agent pursuant to the Security Documents and to ensure the perfection and the intended priority of the Security; and

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(i)	the Borrower shall have paid to the Administrative Agent, the Lead Arranger and the Lenders all fees and expenses required to be paid on or before the initial extension of credit under the Credit Facility.

12.3 Waiver

The terms and conditions of Sections 12.1 and 12.2 are inserted for the sole benefit of the Administrative Agent and the Lenders, and the Lenders may waive them in accordance with Section 14.14, in whole or in part, with or without terms or conditions, in respect of any extension of credit, without prejudicing their right to assert the terms and conditions of Section 12.1 and 12.2 in whole or in part in respect of any other extension of credit.

ARTICLE 13

DEFAULT AND REMEDIES

13.1 Events of Default

Upon the occurrence of any one or more of the following events, unless expressly waived in writing in accordance with Section 14.14:

(a)	the breach by the Borrower of the provisions of Section 9.1;

(b)	the failure of any Obligor to pay any amount due under the Credit Documents (other than amounts due pursuant to Section 9.1) within two Banking Days after the payment is due;

(c)	the commencement by any Obligor or by any other Person of proceedings for the dissolution, liquidation or winding up of any Obligor or for the suspension of operations of any Obligor (other than (i) such proceedings commenced by another Person which are diligently defended and are discharged, vacated or stayed within thirty days after commencement or (ii) proceedings that are part of a Permitted Corporate Reorganization);

(d)	if an Obligor ceases or threatens to cease to carry on its business or is adjudged or declared bankrupt or insolvent or admits its inability to pay its debts generally as they become due or fails to pay its debts generally as they become due or makes an assignment for the benefit of creditors, petitions or applies to any tribunal for the appointment of a receiver or trustee for it or for any part of its property (or such a receiver or trustee is appointed for it or any part of its property), or commences (or any other Person commences) any proceedings relating to it under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect (other than such proceedings commenced by another Person which are diligently defended and are discharged, vacated or stayed within thirty days after commencement or that are part of a Permitted Corporate Reorganization), or by any act indicates its consent to, approval of, or acquiescence in, any such proceeding for it or for any part of its property, or suffers the appointment of any receiver or trustee, sequestrator or other custodian;

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(e)	if any representation or warranty made by any Obligor in this agreement or in any other document, agreement or instrument delivered pursuant hereto or referred to herein or any material information furnished in writing to the Administrative Agent by any Obligor proves to have been incorrect in any respect when made or furnished which, if capable of being cured, has not been remedied within 30 Banking Days after written notice to do so has been given by the Administrative Agent to the Borrower;

(f)	if a writ, execution, attachment or similar process is issued or levied against all or any portion of the property of any Obligor in connection with any judgment against it in an amount of at least $5,000,000, and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within thirty days after its entry, commencement or levy;

(g)	any breach of any of Section 11.1(n), (o), (p) or (w) or Section 11.2;

(h)	the breach or failure of due observance or performance by any Obligor of any covenant or provision of any Finance Document (other than those previously referred to in this Section 13.1) and such breach or failure continues for 15 Banking Days after the earlier of (x) the Borrower becoming aware of such breach or failure or (y) the Administrative Agent giving the Borrower notice of such breach or failure;

(i)	if one or more encumbrancers, liens or landlords take possession of any part of the property of any Obligor or attempt to enforce their security or other remedies against such property and their claims remain unsatisfied for such period as would permit such property to be sold thereunder and such property which has been repossessed or is capable of being sold has an aggregate fair market value of at least $5,000,000;

(j)	if any Indebtedness of any Obligor (other than Indebtedness owing to another Company) in an amount of at least $5,000,000, is not paid when due and payable (whether on demand, maturity, acceleration or otherwise);

(k)	the occurrence of a Change of Control;

(l)

(i) any Termination Event occurs (not otherwise described in this Section 13.1(1) that, when taken together with all other Termination Events that have occurred, could be expected, in the reasonable opinion of Lender, to result in a liability of the Borrower, when added to any liability of any other ERISA Company, in excess of $5,000,000; (ii) failure to make full payment (including all required instalments) when due of all amounts that, under the provisions of any Plan or Applicable Law, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, which, together with all such other failures, would result in a liability to the Borrower, when added to any liability of a Guarantor, in excess of $5,000,000; (iii) failure of the Borrower or any ERISA Company to timely pay an amount or amounts aggregating in excess of $5,000,000 for which it is liable under Section 4062, 4063 or 4064 of ERISA and for which the Borrower or any

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ERISA Company does not reasonably dispute the amount or validity thereof; (iv) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any ERISA Company, any plan administrator, or both if such termination would be reasonably expected to result in a Material Adverse Effect; (v) the PBGC institutes proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan, if such action by the PBGC would result in a Material Adverse Effect; or (vi) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more ERISA Companies to incur a current annual payment obligation in excess of $5,000,000;

(m)	the occurrence of an event of default under any Material Agreement or the termination or amendment of any Material Agreement if such termination or amendment could reasonably be expected to have a Material Adverse Effect;

(n)	the expropriation, condemnation or abandonment of the Hycroft Mine or any part thereof other than any such expropriation or condemnation the proceeds from which do not exceed $25,000,000 or the Borrower ceases to own, directly or indirectly, 100% of the Hycroft Mine or the Borrower fails to maintain the Mining Claims necessary or advisable to be able to operate the Hycroft Mine substantially in accordance with sound mining and business practice;

(o)	any Credit Document shall terminate (other than in accordance with its terms) or cease in whole or in any material part to be a legal, valid and binding obligation of any Obligor which is a party thereto, enforceable by the Administrative Agent, the Lenders or any of them against such Obligor and such Credit Document has not been replaced by a legal, valid, binding and enforceable document which is equivalent in effect to such Credit Document, assuming such Credit Document had originally been legal, valid, binding and enforceable, in form and substance acceptable to the Administrative Agent, within 20 days of such determination, provided, however, that such grace period shall only be provided if such Obligor actively co-operates with the Administrative Agent to so replace such Credit Document;

(p)	the validity, enforceability or priority of any of the Credit Documents is contested in any manner by any Obligor;

(q)	the Postponement and Subordination Undertaking shall terminate (other than in accordance with its terms) or ceases in whole or in any material part to be the legal, valid, binding and enforceable obligations of any party thereto and the Postponement and Subordination Undertaking has not been replaced by a legal, valid, binding and enforceable document which is equivalent in effect to the

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Postponement and Subordination Undertaking, assuming the Postponement and Subordination Undertaking had originally been legal, valid, binding and enforceable, in form and substance acceptable to the Administrative Agent, within 21 days of the Administrative Agent giving written notice to the Borrower, or a senior officer of the Borrower obtaining actual knowledge, of such termination or cessation, provided, however, that such grace period shall only be provided if the Companies actively co operate with the Administrative Agent to so replace the Postponement and Subordination Undertaking;

(r)	any Security Document does not constitute first ranking, priority Lien on any Investment Account or on 100% of the issued and outstanding Shares of the Guarantors, subject only to Permitted Liens arising by operation of law and customary Liens in respect of service charges and other obligations, other than Indebtedness, in respect of an Investment Account; or

(s)	a Material Adverse Change occurs;

the Administrative Agent (with the approval and instructions of the Majority Lenders) may, by notice to the Borrower, terminate the Credit Facility (provided, however, that the Credit Facility shall automatically terminate, without notice of any kind, upon the occurrence of an event described in clause (c) or (d) above) and the Administrative Agent (with the approval and instructions of the Majority Lenders) may, by the same or further notice to the Borrower, declare all Indebtedness of the Borrower to the Lenders pursuant to this agreement (including the then contingent liability of the Issuing Lender under all Letters) to be immediately due and payable whereupon all such indebtedness shall immediately become and be due and payable without further demand or other notice of any kind, all of which are expressly waived by the Borrower (provided, however, that all such Indebtedness of the Borrower to the Lenders shall automatically become due and payable, without notice of any kind, upon the occurrence of an event described in clause (c) or (d) above). Upon the payment by the Borrower to the Issuing Lender of the then aggregate contingent liability under all outstanding Letters issued by the Issuing Lender, the Borrower shall have no further liability to the Issuing Lender with respect to such Letters.

13.2 Refund of Overpayments

With respect to each Letter for which the Issuing Lender has been paid all of its contingent liability pursuant to Section 9.1, 9.4 or 13.1 and provided that all amounts due by the Borrower to the Issuing Lender under Sections 9.1, 9.4 and 13.1 have been paid, the Issuing Lender agrees to pay to the Borrower, upon the later of:

(a)	if the Letter is subject to an Order, the date on which any final and non-appealable order, judgment or other determination has been rendered or issued either permanently enjoining the Issuing Lender from paying under such Letter or terminating any outstanding Order; and

(b)	the earlier of:

(i)	the date on which either the original counterpart of such Letter is returned to the Issuing Lender for cancellation or the Issuing Lender is released by the beneficiary thereof from any further obligations in respect of such Letter;

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(ii)	the expiry of such Letter; and

(iii)	(where the contingent liability under such Letter is less than the face amount thereof), all amounts possibly payable under such Letter have been paid;

an amount equal to any excess of the amount received by the Issuing Lender hereunder in respect of its contingent liability under such Letter over the total of amounts applied to reimburse the Issuing Lender for amounts paid by it under or in connection with such Letter (the Issuing Lender having the right to so appropriate such funds).

13.3 Remedies Cumulative

The Borrower expressly agrees that the rights and remedies of the Administrative Agent and the Lenders under this agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Administrative Agent or any Lender of any right or remedy for a default or breach of any term, covenant or condition in this agreement does not waive, alter, affect or prejudice any other right or remedy to which the Administrative Agent or such Lender may be lawfully entitled for the same default or breach. Any waiver by the Administrative Agent with the approval of the Majority Lenders or all of the Lenders in accordance with Section 14.14 of the strict observance, performance or compliance with any term, covenant or condition of this agreement is not a waiver of any subsequent default and any indulgence by the Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this agreement is not a waiver of the entire term, covenant or condition or any subsequent default. No failure or delay by the Administrative Agent or any Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its further exercise or the exercise of any other power or right.

13.4 Set-Off

In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, the Administrative Agent and each Lender is authorized, at any time that an Event of Default has occurred and is continuing without notice to the Borrower or to any other Person, any such notice being expressly waived by the Borrower, to set-off, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by the Administrative Agent or such Lender, as the case may be, to or for the credit of or the account of the Borrower against and on account of the obligations and liabilities of the Borrower which are due and payable to the Administrative Agent or such Lender, as the case may be, under the Finance Documents.

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ARTICLE 14

THE ADMINISTRATIVE AGENT

14.1 Appointment and Authorization of Administrative Agent

Each Finance Party hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests in the Credit Documents (other than the holder of a participation in its interests herein or therein) to appoint and authorize the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by such Finance Party by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any of the Finance Parties for any action taken or omitted to be taken by it or them hereunder or thereunder or in connection herewith or therewith, except for its own gross negligence or wilful misconduct and each Finance Party hereby acknowledges that the Administrative Agent is entering into the provisions of this Section 14.1 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

14.2 Interest Holders

The Administrative Agent may treat each Lender set forth in Schedule A hereto or the person designated in the last notice delivered to it under Section 15.5 as the holder of all of the interests of such Lender under the Credit Documents.

14.3 Consultation with Counsel

The Administrative Agent may consult with legal counsel selected by it as counsel for the Administrative Agent and the Lenders and shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.

14.4 Documents

The Administrative Agent shall not be under any duty to the Finance Parties to examine, enquire into or pass upon the validity, effectiveness or genuineness of the Credit Documents or any instrument, document or communication furnished pursuant to or in connection with the Credit Documents and the Administrative Agent shall, as regards the Finance Parties, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

14.5 Administrative Agent as Finance Party

With respect to those portions of a particular Credit Facility made available by it, the Administrative Agent shall have the same rights and powers under the Credit Documents as any other Finance Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and its Affiliates and persons doing business with the Borrower and/or any of its Affiliates as if it were not the Administrative Agent and without any obligation to account to the Finance Parties therefor.

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14.6 Responsibility of Administrative Agent

The duties and obligations of the Administrative Agent to the Finance Parties under the Credit Documents are only those expressly set forth herein. The Administrative Agent shall not have any duty to the Finance Parties to investigate whether a Default or an Event of Default has occurred. The Administrative Agent shall, as regards the Lenders, be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Administrative Agent has actual knowledge or has been notified by the Borrower of such fact or has been notified by a Finance Party that such Finance Party considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.

14.7 Action by Administrative Agent

The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it on behalf of the Finance Parties by and under this agreement; provided, however, that the Administrative Agent shall not exercise any rights under Section 13.1 or under the Guarantee or the Security Documents or expressed to be on behalf of or with the approval of the Majority Lenders without the request, consent or instructions of the Majority Lenders. Furthermore, any rights of the Administrative Agent expressed to be on behalf of or with the approval of the Majority Lenders shall be exercised by the Administrative Agent upon the request or instructions of the Majority Lenders. The Administrative Agent shall incur no liability to the Finance Parties under or in respect of any of the Credit Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct. The Administrative Agent shall in all cases be fully protected in acting or refraining from acting under any of the Credit Documents in accordance with the instructions of the Majority Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Finance Parties. In respect of any notice by or action taken by the Administrative Agent hereunder, the Borrower shall at no time be obliged to enquire as to the right or authority of the Administrative Agent to so notify or act.

14.8 Notice of Events of Default

In the event that the Administrative Agent shall acquire actual knowledge or shall have been notified of any Default or Event of Default, the Administrative Agent shall promptly notify the Lenders and shall take such action and assert such rights under Section 13.1 of this agreement and under the other Credit Documents as the Majority Lenders shall request in writing and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail for five Banking Days after receipt of the notice of any Default or Event of Default to request the Administrative Agent to take such action or to assert such rights under any of the Credit Documents in respect of such Default or Event of Default, the Administrative Agent may, but shall not be required to, and subject to subsequent specific instructions from the Majority Lenders, take such action or assert such rights (other than rights under Section 13.1 of this agreement or under the other Credit Documents and other than

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giving an express waiver of any Default or any Event of Default) as it deems in its discretion to be advisable for the protection of the Lenders except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such rights, in no event shall the Administrative Agent act contrary to such instructions unless required by law to do so.

14.9 Responsibility Disclaimed

The Administrative Agent shall be under no liability or responsibility whatsoever as agent hereunder:

(a)	to the Borrower or any other Person as a consequence of any failure or delay in the performance by, or any breach by, any Finance Party or Finance Parties of any of its or their obligations under any of the Credit Documents;

(b)	to any Finance Party or Finance Parties as a consequence of any failure or delay in performance by, or any breach by, any Obligor of any of its obligations under any of the Credit Documents; or

(c)	to any Finance Party or Finance Parties for any statements, representations or warranties in any of the Credit Documents or in any other documents contemplated hereby or thereby or in any other information provided pursuant to any of the Credit Documents or any other documents contemplated thereby or for the validity, effectiveness, enforceability or sufficiency of any of the Credit Documents or any other document contemplated hereby or thereby.

14.10 Indemnification

The Finance Parties agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) in their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any of the Credit Documents or any other document contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under any of the Credit Documents or any document contemplated hereby or thereby, except that no Finance Party shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent.

14.11 Credit Decision

Each Lender represents and warrants to the Administrative Agent that:

(a)	in making its decision to enter into this agreement and to make its Pro Rata Share of a Credit Facility available to the Borrower, it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of the Obligors and that it has made an independent credit judgment without reliance upon any information furnished by the Administrative Agent; and

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(b)	so long as any portion of a Credit Facility is being utilized by the Borrower, it will continue to make its own independent evaluation of the financial condition and affairs of the Obligors.

14.12 Successor Administrative Agent

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may, with the prior written consent of the Borrower (which consent shall not be required for so long as a Default has occurred and is continuing), resign at any time by giving 30 days written notice thereof to the Borrower and the Lenders. Upon any such resignation, the Majority Lenders, with the prior written consent of the Borrower (which consent shall not be required (x) if the successor Administrative Agent is an Affiliate or Subsidiary of the Administrative Agent on the date hereof or (y) for so long as a Default has occurred and is continuing), shall have the right to appoint a successor Administrative Agent who shall be one of the Lenders unless none of the Lenders wishes to accept such appointment. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation, then the retiring Administrative Agent may, on behalf of the Finance Parties and with the prior written consent of the Borrower (which consent shall not be required for so long as an Event of Default has occurred and is continuing), appoint a successor Administrative Agent which shall be a bank which has combined capital and reserves in excess of CDN$250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent (in its capacity as Administrative Agent but not in its capacity as a Finance Party) and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (in its capacity as Administrative Agent but not in its capacity as a Finance Party). After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

14.13 Delegation by Administrative Agent

With the prior approval of the Majority Lenders, the Administrative Agent shall have the right to delegate any of its duties or obligations hereunder as Administrative Agent to any Affiliate of the Administrative Agent so long as the Administrative Agent shall not thereby be relieved of such duties or obligations.

14.14 Waivers and Amendments

(a)	Subject to Section 14.14(b), any term, covenant or condition of any of the Credit Documents may only be amended with the prior consent of the Borrower and the Majority Lenders or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Majority Lenders and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation, so amended or waived (whether such amendment is executed or such consent or waiver is given before or after such failure), shall not be construed as a breach of such covenant, condition or obligation or as a Default or Event of Default.

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(b)	Notwithstanding Section 14.14(a), without the prior written consent of each Lender, no such amendment or waiver shall directly:

(i)	increase the amount of the Credit Facility or the amount of the Individual Commitment of any Lender with respect to the Credit Facility;

(ii)	extend the Maturity Date;

(iii)	extend the time for the payment of interest on Loans, forgive any portion of principal thereof, reduce the stated rate of interest thereon or amend the requirement of pro rata application of all amounts received by the Administrative Agent in respect of the Credit Facility;

(iv)	reduce the stated amount or postpone the date for payment of any fees or other amount to be paid pursuant to Article 7 or Article 8 of this agreement;

(v)	permit any subordination of any of the Secured Obligations;

(vi)	except as otherwise permitted pursuant to Section 14.20, release or discharge any Guarantee or any Security Documents, in whole or in part.

(vii)	change the percentage of the Lenders’ requirement to constitute the Majority Lenders or otherwise amend the definition of Majority Lenders;

(viii)	except as otherwise permitted pursuant to Section 14.20, release or discharge any Guarantee or the Security Documents, in whole or in part;

(ix)	alter the terms of this Section 14.14; or

(x)	amend the definitions of “Qualified Risk Management Agreements”, “Enforcement Date”, “Exposure”, “Finance Document”, “Finance Party”, “Qualified Affiliate”, “Qualified Risk Management Lender”, “Risk Management Agreement” or “Secured Obligations”.

(c)	No amendment to or waiver of any provision hereof to the extent it affects the rights or obligations of the Administrative Agent shall be effective without the prior written consent of the Administrative Agent.

(d)	Without the prior written consent of the Issuing Lender, no amendment to or waiver of Article 14 or any other provision hereof to the extent it affects the rights or obligations of the Issuing Lender shall be effective.

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14.15 Determination by Administrative Agent Conclusive and Binding

Any determination to be made by the Administrative Agent on behalf of or with the approval of the Lenders or the Majority Lenders under this agreement shall be made by the Administrative Agent in good faith and, if so made, shall be binding on all parties, absent manifest error. The Obligors are entitled to assume that any action taken by the Administrative Agent under or in connection with any Credit Document has been appropriately authorized by the Lenders or the Majority Lenders, as the case may be, pursuant to the terms hereof.

14.16 Adjustments among Lenders after Acceleration

(a)	The Lenders agree that, at any time after all Indebtedness of the Borrower to the Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.1 or alter the cancellation or termination of the Credit Facility, they will at any time or from time to time upon the request of any Lender through the Administrative Agent purchase portions of the availments made available by the other Lenders which remain outstanding, and make any other adjustments which may be necessary or appropriate, in order that the amounts of the availments made available by the respective Lenders which remain outstanding, as adjusted pursuant to this Section 14.16, will be in the same proportions as their respective Pro Rata Shares thereof with respect to the Credit Facility immediately prior to such acceleration, cancellation or termination.

(b)	The Lenders agree that, at any time after all Indebtedness of the Borrower to the Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of the Credit Facility, the amount of any repayment made by the Borrower under this agreement, and the amount of any proceeds of the exercise of any rights or remedies of the Lenders under the Credit Documents, which are to be applied against amounts owing hereunder as principal, will be so applied in a manner such that to the extent possible, the availments made available by the Lenders which remain outstanding, after giving effect to such application, will be in the same proportions as their respective Pro Rata Shares thereof with respect to the Credit Facility immediately prior to the cancellation of termination thereof immediately prior to such acceleration, cancellation or termination.

(c)	For greater certainty, the Lenders acknowledge and agree that without limiting the generality of the provisions of Section 14.16(a) and (b), such provisions will have application if and whenever any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, compensation, or otherwise), other than on account of any monies owing or payable by the Borrower to it under the Finance Documents in excess of its pro rata share of payments on account of monies owing by the Borrower to all the Finance Parties thereunder.

(d)	The Borrower agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 14.16.

Credit Agreement

14.17 Redistribution of Payment

If a Lender shall receive payment of a portion of the aggregate amount of principal and interest due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due in respect of the Credit Facility (having regard to the respective Individual Commitments of the Lenders), the Lender receiving such proportionately greater payment shall purchase a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in that portion of the aggregate outstanding credit of the other Lender or Lenders so that the respective receipts shall be pro rata to their respective participation in the credits; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered from the Borrower, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such selling Lender or Lenders to the extent of such recovery, but without interest.

14.18 Distribution of Notices

Except as otherwise expressly provided herein, promptly after receipt by the Administrative Agent of any notice or other document which is delivered to the Administrative Agent hereunder on behalf of the Lenders, the Administrative Agent shall provide a copy of such notice or other document to each of the Lenders; provided, however, that a copy of any such notice delivered at any time during the continuance of an Event of Default shall be delivered by the Administrative Agent to each of the Finance Parties.

14.19 Other Security Not Permitted. None of the Finance Parties shall be entitled to enjoy any Lien with respect to any of the Secured Assets other than the Security.

14.20 Discharge of Security. To the extent a sale or other disposition of the Secured Assets is permitted pursuant to the provisions hereof, the Lenders hereby authorize the Administrative Agent, at the cost and expense of the Borrower, to execute such discharges and other instruments which are necessary for the purposes of releasing and discharging the Security therein or for the purposes of recording the provisions or effect thereof in any office where the Security Documents may be registered or recorded or for the purpose of more fully and effectively carrying out the provisions of this Section 14.20.

14.21 Determination of Exposures. Concurrent with any request for any approval or instructions of the Majority Lenders and prior to any distribution of Cash Proceeds of Realization to the Finance Parties, the Administrative Agent shall request each Finance Party to provide to the Administrative Agent a written calculation of such Finance Party’s Exposure, each such calculation to be certified true and correct by the Finance Party providing same. Each Finance Party shall so provide such calculation within two Banking Days following the request of the Administrative Agent. Any such calculation provided by a particular Finance Party shall, absent manifest error, constitute prima facie evidence of such Finance Party’s Exposure at such time. With respect to each determination of the Exposure of the Finance Parties, the Administrative Agent shall promptly notify the Finance Parties. For the purposes of determining a particular Finance Party’s Exposure:

(a)	the Exposure of a Finance Party under any Credit Documents shall be the aggregate amount (expressed in United States dollars) owing to such Finance Party thereunder on such date;

Credit Agreement

(b)	the Exposure of a Qualified Risk Management Lender in respect of Qualified Risk Management Agreements shall be measured as the net exposure of such Qualified Risk Management Lender under all Qualified Risk Management Agreements less the aggregate exposure of the Borrower thereunder; the exposure of party to a Qualified Risk Management Agreement shall be, in the case of a Qualified Risk Management Agreement which has not been terminated as of such date, the total amount which would be owing to such party by the other party under such Qualified Risk Management Agreement in the event of the early termination as of such date of such Qualified Risk Management Agreement as a result of the occurrence of a default, event of default or termination event (however specified or designated) with respect to such party thereunder or, in the case of a Qualified Risk Management Agreement which has been terminated as of such date, the total amount which is owing to such party by the other party under such Qualified Risk Management Agreement, in each case expressed in United States dollars; and

(c)	any amount of Secured Obligations of any Obligor denominated in Canadian dollars shall be expressed as the U.S. Dollar Equivalent thereof.

14.22 Decision to Enforce Security. Upon the Security becoming enforceable in accordance with its terms, the Administrative Agent shall promptly so notify each of the Finance Parties. The Administrative Agent or any Qualified Risk Management Lender may thereafter provide the Administrative Agent with a written request to enforce the Security. Forthwith after the receipt of such a request, the Administrative Agent shall seek the instructions of the Majority Lenders as to whether the Security should be enforced and the manner in which the Security should be enforced. In seeking such instructions, the Administrative Agent shall submit a specific proposal to the Finance Parties. From time to time, the Administrative Agent or any Qualified Risk Management Lender may submit a proposal to the Administrative Agent as to the manner in which the Security should be enforced and the Administrative Agent shall submit any such proposal to the Finance Parties for approval of the Majority Lenders. The Administrative Agent shall promptly notify the Finance Parties of all instructions and approvals of the Majority Lenders. If the Majority Lenders instruct the Administrative Agent to enforce the Security, each of the Finance Parties agree to accelerate the Secured Obligations owed to it to the extent permitted under the relevant Credit Document and in accordance with the relevant Credit Document.

14.23 Enforcement. The Administrative Agent reserves the sole right to enforce, or otherwise deal with, the Security and to deal with the Obligors in connection therewith; provided, however, that the Administrative Agent shall so enforce, or otherwise deal with, the Security as the Majority Lenders shall instruct.

14.24 Application of Cash Proceeds of Realization.

(a)	All Proceeds of Realization not in the form of cash shall be forthwith delivered to the Administrative Agent and disposed of, or realized upon, by the Administrative Agent in such manner as the Majority Lenders may approve so as to produce Cash Proceeds of Realization.

Credit Agreement

(b)	Subject to the claims, if any, of secured creditors of the Obligors whose security ranks in priority to the Security, all Cash Proceeds of Realization shall be applied and distributed, and the claims of the Finance Parties shall be deemed to have the relative priorities which would result in the Cash Proceeds of Realization being applied and distributed, as follows:

(i)	firstly, to the payment of all reasonable costs and expenses incurred by the Administrative Agent (including, without limitation, all legal fees and disbursements) in the exercise of all or any of the powers granted to it hereunder or under the Security Documents and Guarantees and in payment of all of the remuneration of any Receiver and all costs and expenses properly incurred by such Receiver (including, without limitation, all legal fees and disbursements) in the exercise of all or any powers granted to it under the Security Documents;

(ii)	secondly, in payment of all amounts of money borrowed or advanced by the Administrative Agent or such Receiver pursuant to the Security Documents and any interest thereon;

(iii)	thirdly, to the payment of the Secured Obligations of the Obligors (including holding as cash collateral to be applied against Secured Obligations of the Borrower which have not then matured) to the Finance Parties pro rata in accordance with their relative Exposures; and

(iv)	the balance, if any, in accordance with Applicable Law.

14.25 Survival. The provisions of Articles 10, 11, 13 and 14 (and all other provisions of this agreement which are necessary to give effect to each of the provisions of such Articles) shall survive repayment in full of all credit outstanding under the Credit Facility and the termination of the Individual Commitments of the Lenders hereunder for the benefit of the Finance Parties until the Secured Obligations Termination Date.

ARTICLE 15

MISCELLANEOUS

15.1 Notices

All notices and other communications provided for herein shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee or sent by telefacsimile, charges prepaid, at or to the applicable addresses or telefacsimile numbers, as the case may be, set out opposite the parties’ name on the signature page hereof or at or to such other address or addresses, telefacsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery received before 12:00 p.m. (Reno,

Credit Agreement

Nevada time); otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was received before 12:00 p.m. (Reno, Nevada time); otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

15.2 Severability

Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

15.3 Counterparts

This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

15.4 Successors and Assigns

This agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

15.5 Assignment

(a)	Neither the Credit Documents nor the benefit thereof may be assigned by any Obligor.

(b)

A Lender may at any time sell to one or more other persons (“Participants”) participating interests in any credit outstanding hereunder, any commitment of such Lender hereunder or any other interest of the Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this agreement to the Borrower shall remain unchanged, such Lender shall remain solely responsible for the performance thereof and the Borrower shall continue to be obligated to such Lender in connection with such Lender’s rights under this agreement. The Borrower agrees that if amounts outstanding under this agreement are due and unpaid, or shall have been declared to be or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this agreement to the same extent as if the amount of its participating interest were owing directly to it as the relevant Lender under this agreement. The Borrower also agrees that each Participant shall be entitled to the benefits of Article 8 with respect to its participation hereunder and for the purposes of Article 8 such Participant shall be deemed to be a Lender to the extent of such participation, provided, that such Participant shall have complied with obligations of a Lender provided in Article 8 and that no Participant shall be entitled to receive any greater amount pursuant to

Credit Agreement

such Article than the relevant Lender would have been entitled to receive in respect of the amount of the participation transferred by the relevant Lender to such Participant had no such transfer occurred.

(c)	With the prior written consent of, (x) the Issuing Lender, (y) the Administrative Agent and (z) at any time that no Default has occurred and is continuing, the Borrower, a Lender may at any time sell all or any part of its rights and obligations under the Credit Documents to one or more Persons (“Purchasing Lenders”). For certainty, no consent shall be required for (x) any sale by a Lender to another Lender or by a Lender to any of its affiliates or (y) any pledge by a Lender to the Federal Reserve Bank of such Lender’s interest hereunder. Upon such sale, the relevant Lender shall, to the extent of such sale, be released from its obligations under the Credit Documents and each of the Purchasing Lenders shall become a party to the Credit Documents to the extent of the interest so purchased. Any such assignment by a Lender shall not be effective unless and until such Lender has paid to the Administrative Agent an assignment fee in the amount of $3,500 for each Purchasing Lender, unless and until the Purchasing Lender has executed an instrument substantially in the form of Schedule C hereto whereby the Purchasing Lender has agreed to be bound by the terms of the Credit Documents as a Lender and has agreed to specific Individual Commitments with respect to the Credit Facility and a specific address and telefacsimile number for the purpose of notices as provided in Section 15.1 and unless and until the requisite consents to such assignment have been obtained, unless and until a copy of a fully executed copy of such instrument has been delivered to each of the Administrative Agent and the Borrower. Upon any such assignment becoming effective, Schedule A hereto shall be deemed to be amended to include the Purchasing Lender as a Lender with the specific Individual Commitment, address and telefacsimile number as aforesaid and the Individual Commitment of the Lender making such assignment shall be deemed to be reduced by the amount of the Individual Commitment of the Purchasing Lender with respect to the Credit Facility.

(d)	The Borrower authorizes the Administrative Agent and the Lenders to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee or any professional advisor of any Transferee or prospective Transferee and authorizes each of the Lenders to disclose to any other Lender any and all financial information in their possession concerning the Borrower which has been delivered to them by or on behalf of the Borrower pursuant to this agreement or which has been delivered to them by or on behalf of the Borrower in connection with their credit evaluation of the Obligors prior to becoming a party to this agreement, so long as any such Transferee agrees not to disclose any confidential, non-public information to any person other than its non-brokerage affiliates, employees, accountants or legal counsel, unless required by law and authorizes each of the Lenders to disclose to any other Lender and to any Person where disclosure is required by law, regulation, legal process or regulatory authority (for certainty under any circumstance and not solely in connection with assignment of rights). Each Lender shall advise the Borrower, upon request, of the identity of the Participants to whom it has sold participating interests and the nature and extent of the interests sold unless prohibited by Applicable Law.

Credit Agreement

15.6 Entire Agreement

This agreement and the agreements referred to herein and delivered pursuant hereto (including, without limitation, the Fee Letter) constitute the entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

15.7 Further Assurances

The Borrower shall, and shall cause each other Obligor to, from time to time and at all times hereafter, upon every reasonable request of the Administrative Agent, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of the Administrative Agent for more effectually implementing and carrying out the true intent and meaning of the Credit Documents or any agreement delivered pursuant hereto or thereto and such additional security, legal opinions, consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions and negotiable documents of title in connection with the property and assets of the Obligors, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent may from time to time reasonably request, to ensure (i) that all Secured Assets are subject to a Lien in favour of the Administrative Agent and (ii) the intended first ranking priority of such Liens.

15.8 Judgment Currency

(a)	If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 15.8 referred to as the “Judgment Currency”) an amount due in another currency (such other currency being hereinafter in this Section 15.8 referred to as the “Indebtedness Currency”) under this agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

(i)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 15.8(a)(ii) being hereinafter in this Section 15.8 referred to as the “Judgment Conversion Date”).

(b)

If, in the case of any proceeding in the court of any jurisdiction referred to in Section 15.8(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due,

Credit Agreement

the Borrower shall pay to the appropriate judgment creditor or creditors such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)	Any amount due from the Borrower under the provisions of Section 15.8(b) shall be due to the appropriate judgment creditor or creditors as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this agreement.

(d)	The term “rate of exchange” in this Section 15.8 means the noon spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the day in question.

15.9 Waivers of Jury Trial

THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN.

15.10 USA Patriot Act

Each Lender subject to the Act (as hereinafter defined) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Obligors which information includes the name and address of each Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

[The remainder of this page is intentionally left blank.]

Credit Agreement

IN WITNESS WHEREOF the parties hereto have executed and delivered this agreement on the date first written above.

Allied Nevada Gold Corp. 9790 Gateway Drive, Suite 200 Reno, Nevada 89521		ALLIED NEVADA GOLD CORP.

By:
Attention:	Chief Financial Officer
Telefax:	(775) 358-4458
By:

Credit Agreement

The Bank of Nova Scotia Corporate Banking – Loan Syndications 40 King Street West		THE BANK OF NOVA SCOTIA, as Administrative Agent

Scotia Plaza, 62nd Floor		By:
Toronto, Ontario M5W 2X6			Name:
Title:
Attention:	Managing Director
Telefax:	(416) 866-3329
By:
Name:
Title:

The Bank of Nova Scotia		THE BANK OF NOVA SCOTIA, as Lender
Corporate Banking – Global Mining
40 King Street West Scotia Plaza, 62nd Floor		By:
Toronto, Ontario M5W 2X6			Name:
Title:
Attention:	Managing Director
Telefax:	(416) 866-2009
By:
Name:
Title:

Credit Agreement

SCHEDULE A

LENDERS AND INDIVIDUAL COMMITMENTS

Lenders	Individual Commitments
The Bank of Nova Scotia	$30,000,000

Credit Agreement

SCHEDULE B

COMPLIANCE CERTIFICATE

TO:	THE BANK OF NOVA SCOTIA

I,                     , the [senior financial officer] of Allied Nevada Gold Corp. (the “Borrower”), hereby certify that:

1.	I am the duly appointed [senior financial officer] the Borrower named in the credit agreement made as of May 17, 2011, as amended (the “Credit Agreement”) between, inter alia, Allied Nevada Gold Corp., the Lenders named therein and The Bank of Nova Scotia, as administrative agent of the Lenders and as such I am providing this Certificate for and on behalf of Allied Nevada Gold Corp. pursuant to the Credit Agreement.

2.	I am familiar with and have examined the provisions of the Credit Agreement including, without limitation, those of Article 10, Article 11 and Article 13 therein.

3.	To the best of my knowledge, information and belief and after due inquiry, no Default has occurred and is continuing.

As at or for the relevant period ending                                         , the amounts and financial ratios as contained in Sections 11.1(n), (o) and (p) of the Credit Agreement are as follows and detailed calculations thereof are attached hereto:

	Actual Amount or Percentage	Required Amount or Percentage
(a) Tangible Net Worth	$	$

(b) Interest Coverage Ratio			≥ 4.00:1

(c) Leverage Ratio			≤ 3.00:1

The attached calculation worksheet as at the relevant period ending                      accurately sets out the information therein contained.

4.	Attached hereto is a revised and updated Schedule G (Corporate Chart) and Schedule L (Location of Obligors/Assets) of the Credit Agreement.

5.	Unless the context otherwise requires, capitalized terms in the Credit Agreement which appear herein without definitions shall have the meanings ascribed thereto in the Credit Agreement.

Credit Agreement

DATED this      day of             , 20    .

(Signature)

(Name - please print)

(Title of Senior Financial Officer)

Credit Agreement

CALCULATION WORKSHEET

Tangible Net Worth

Actual:

Equity as of financial statements dated [ ]	$
Less:
Goodwill, Other Intangible Assets and Accumulated Other Comprehensive Income	$(	)
Tangible Net Worth	$

Minimum Required:

	[$	392,000,000	]
Plus:
25% of positive Net Income for each Fiscal Quarter after the Fiscal Quarter ended March 31, 2011	$
Minimum Level	$

Compliance    [Yes]/[No]

Interest Coverage Ratio

Description	Amount

Rolling Interest Expenses	$	(B)

Rolling EBITDA	$	(C)

Interest Coverage Ratio (Actual)	$	(D = B:C)

Minimum Requirement: 4.00:1

Leverage Ratio

Total Debt	$	(A)

Rolling EBITDA	$	(B)

Leverage Ratio (Actual)		(A:B)

Minimum Requirement 3:1

Compliance    [Yes]/[No]

Credit Agreement

SCHEDULE C

FORM ASSIGNMENT

Dated             , 20

Reference is made to the Credit Agreement made as of May 17, 2011, as amended (the “Credit Agreement”) between, inter alia, Allied Nevada Gold Corp., as borrower, the Lenders named therein and The Bank of Nova Scotia, as administrative agent of the Lenders (in that capacity, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein as therein defined.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

(a) The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a     % interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below) (including, without limitation, such percentage interest in the Assignor’s Individual Commitment with respect to each the Credit Facility as in effect on the Effective Date, the credit extended by the Assignor under each the Credit Facility and outstanding on the Effective Date and the corresponding rights and obligations of the Assignor under all of the Credit Documents as it relates to each the Credit Facility).

(b) The Assignor (i) represents and warrants that as of the date hereof its Individual Commitment with respect to the Credit Facility is $             (without giving effect to assignments thereof which have not yet become effective, including, but not limited to, the assignment contemplated hereby), and the aggregate outstanding amount of credit extended by it under the Credit Facility is $             (without giving effect to assignments thereof which have not yet become effective, including, but not limited to, the assignment contemplated hereby); (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by the Obligors of any of their obligations under the Credit Documents or any other instrument or document furnished pursuant thereto; and (v) gives notice to the Administrative Agent and the Borrower of the assignment to the Assignee hereunder.

(c) The effective date of this Assignment (the “Effective Date”) shall be the later of              and the date on which a copy of a fully executed copy of this Assignment has been delivered to the Borrower and the Administrative Agent in accordance with Section 15.5(c) of the Credit Agreement.

Credit Agreement

(d) The Assignee hereby agrees to the specific Individual Commitments of $              and to the address and telefacsimile number set out after its name on the signature page hereof for the purpose of notices as provided in Section 15.1 of the Credit Agreement.

(e) As of the Effective Date (i) the Assignee shall, in addition to any rights and obligations under the Credit Documents held by it immediately prior to the Effective Date, have the rights and obligations under the Credit Documents that have been assigned to it pursuant to this Assignment and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Documents.

(g) The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Documents for periods prior to the Effective Date directly between themselves.

This Assignment shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

Address

Attention:
Telefax:

Credit Agreement

Acknowledged and agreed to as of this      day of                     , 20         .

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

Acknowledged and agreed to as of this      day of                     , 20        .

THE BANK OF NOVA SCOTIA, as Issuing Lender

By:
Name:
Title:

ALLIED NEVADA GOLD CORP.

By:
Name:
Title:

Credit Agreement

SCHEDULED D

FORM OF DRAWDOWN NOTICE

TO:	The Bank of Nova Scotia, as Administrative Agent

WBO – Loan Administration and Agency Services 3rd Floor, 720 King Street Toronto, Ontario M5V 2T3 Att: Senior Manager Facsimile: (416) 866-5991

WITH A COPY TO:	Corporate Banking – Loan Syndications 40 King Street West, 62nd Floor Toronto, Ontario M5W 2X6 Att: Managing Director Facsimile: (416) 866-3329

RE:	Credit Agreement made as of May 17, 2011 (the “Credit Agreement”) between, inter alia, Allied Nevada Gold Corp. as borrower, the Lenders named therein and The Bank of Nova Scotia, as administrative agent of the Lenders

Pursuant to the terms of the Credit Agreement, the undersigned hereby irrevocably notifies you that it wishes to draw down under the Credit Facility on [date of drawdown] as follows:

Availment Option:

Currency & Amount:

If LIBOR Loan, Interest Period:

If Letter, (a copy being attached hereto):

Type of Letter (financial or performance):

Date of Issuance:

Named Beneficiary:

Maturity Date:

Currency & Amount:

Other Terms:

[You are hereby irrevocably authorized and directed to pay the proceeds of the drawdown to                      and this shall be your good and sufficient authority for so doing.]

Credit Agreement

No Default has occurred and is continuing or would arise immediately after giving effect to or as a result of the extension of credit requested hereby.

All capitalized terms defined in the Credit Agreement and used herein shall have the meanings ascribed thereto in the Credit Agreement.

DATED the      day of                     , 20        .

ALLIED NEVADA GOLD CORP.

By:
Name:
Title:

Credit Agreement

SCHEDULE E

FORM OF ROLLOVER NOTICE

TO:	The Bank of Nova Scotia, as Agent

WBO – Loan Administration and Agency Services 3rd Floor, 720 King Street Toronto, Ontario M5V 2T3 Att: Senior Manager Facsimile: (416) 866-5991

WITH A COPY TO:	Corporate Banking – Loan Syndications 40 King Street West, 62nd Floor Toronto, Ontario M5W 2X6 Att: Managing Director Facsimile: (416) 866-3329

RE:

Credit Agreement made as of May 17, 2011 (the “Credit Agreement”) between, inter alia, Allied Nevada Gold Corp. as borrower, the Lenders named therein and The Bank of Nova Scotia, as administrative agent of the Lenders

Pursuant to the terms of the Credit Agreement, the undersigned hereby irrevocably requests a rollover of outstanding credit under the Credit Facility on [date of rollover] as follows:

LIBOR Loans

Maturity Date of Maturing LIBOR Loan

Principal Amount of Maturing LIBOR Loan	$

Portion Thereof to be Replaced	$

Interest Period of New LIBOR Loan	months

No Default has occurred and is continuing or would arise immediately after giving effect to or as a result of the extension of credit requested hereby.

Credit Agreement

All capitalized terms defined in the Credit Agreement and used herein shall have the meaning ascribed thereto in the Credit Agreement.

DATED the      day of                     , 20        .

ALLIED NEVADA GOLD CORP.

By:
Name:
Title:

Credit Agreement

SCHEDULE F

FORM OF CONVERSION NOTICE

TO:	The Bank of Nova Scotia, as Agent

WBO – Loan Administration and Agency Services 3rd Floor, 720 King Street Toronto, Ontario M5V 2T3 Att: Senior Manager Facsimile: (416) 866-5991

WITH A COPY TO:	Corporate Banking – Loan Syndications 40 King Street West, 62nd Floor Toronto, Ontario M5W 2X6 Att: Managing Director Facsimile: (416) 866-3329

RE:

Credit Agreement made as of May 17, 2011 (the “Credit Agreement”) between, inter alia, Allied Nevada Gold Corp. as borrower, the Lenders named therein and The Bank of Nova Scotia, as administrative agent of the Lenders

Pursuant to the terms of the Credit Agreement, the undersigned hereby irrevocably requests a conversion of outstanding credit under the Credit Facility on [date of conversion] as follows:

Converting From		Converting Into

LIBOR Loans		LIBOR Loans

Maturity Date of Maturing LIBOR Loan		Principal Amount of New LIBOR Loan	$
Principal Amount of Maturing LIBOR Loan	$
Portion Thereof to be converted	$	Interest Period of New LIBOR Loan	months
Base Rate Loans		Base Rate Loan

Principal Amount of Base Rate Loan to be converted	$	Principal Amount of New Base Rate Loan	$

Portion Thereof to be converted	$

No Default has occurred and is continuing or would arise immediately after giving effect to or as a result of the extension of credit requested hereby.

Credit Agreement

All capitalized terms defined in the Credit Agreement and used herein shall have the meaning ascribed thereto in the Credit Agreement.

DATED the     day of                     , 20        .

ALLIED NEVADA GOLD CORP.

By:
Name:
Title:

Credit Agreement

SCHEDULE G
CORPORATE STRUCTURE

ALLIED NEVADA GOLD CORP. (Delaware)
100%
ALLIED NEVADA GOLD HOLDINGS LLC (Nevada)
100%
ANG CENTRAL LLC (Nevada)
ANG CORTEZ LLC (Nevada)
ANG EUREKA LLC (Nevada)
ANG NORTH LLC (Nevada)
ANG NORTHEAST LLC (Nevada)
ANG PONY LLC (Nevada)
100%
ALLIED VGH INC. (Nevada)
100%
HYCROFT RESOURCES & DEVELOPMENT, INC. (Nevada)
HYCROFT MINE
100%
ALLIED VNC INC. (Nevada)
100%
VICTORY GOLD INC. (Nevada)
100%
VICTORY EXPLORATION INC. (Nevada)
100%
ALLIED NEVADA (DELAWARE) HOLDINGS INC. (Delaware)
100% Class A Shares
100% Class B Shares
ALLIED NEVADA (CAYMAN) CORP. (Cayman Islands)
Allied Nevada Gold Corp. Org Chart as at May 17, 2011

SCHEDULE H

APPLICABLE RATES

Level	Leverage Ratio	Base Rate Loan interest rate margin	LIBOR Loan interest rate margin and Financial Letter issuance fee rate	Non-Financial Letter issuance fee rate	Standby Fee rate

I	<1.50 to 1	2.25% per annum	3.25% per annum	1.950% per annum	0.975% per annum

II	≥1.50 to 1 and <2.25 to 1	2.75% per annum	3.75% per annum	2.250% per annum	1.125% per annum

III	≥2.25	3.25% per annum	4.25% per annum	2.550% per annum	1.275% per annum

Credit Agreement

SCHEDULE I

SECURITY DOCUMENTS

1.	Security agreement dated as of May 17, 2011 and made by each Obligor in favour of the Administrative Agent (the “Security Agreement”).

2.	Share pledge agreement dated May 17, 2011 and made by the Borrower in favour of the Administrative Agent.

3.	Share pledge agreement dated May 17, 2011 and made by Allied VGH in favour of the Administrative Agent.

Credit Agreement

SCHEDULE J

QUALIFIED AFFILIATE INSTRUMENT OF ADHESION

TO:	THE BANK OF NOVA SCOTIA, as Administrative Agent

AND TO:	THE OTHER PARTIES TO THE CREDIT AGREEMENT REFERRED TO BELOW

Reference is made to the credit agreement dated as of May 17, 2011 by and among, inter alia, Allied Nevada Gold Corp., as Borrower, the Lenders who may from time to time be parties thereto, and The Bank of Nova Scotia, as Administrative Agent (such credit agreement, as amended, modified, supplemented, replaced or restated from time to time, being the “Credit Agreement”. The terms defined therein and not otherwise defined herein being used herein as therein defined).

WHEREAS the Credit Agreement provides that an Affiliate of a Lender may become a Qualified Affiliate under the Credit Agreement if it executes this instrument and delivers it to the Administrative Agent;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the undersigned hereby represents, warrants and covenants as follows:

1.	By executing this instrument, the undersigned hereby covenants and agrees to be bound by the terms and conditions of the Credit Agreement as a Qualified Affiliate, including all amendments, supplements and additions thereto, deletions therefrom and restatements thereof, solely as relates to the terms and conditions set forth in Article 14 of the Credit Agreement.

2.	The undersigned hereby acknowledges that it has been provided with a copy of the Credit Agreement.

DATED this      day of                     ,         .

[INSERT NAME OF QUALIFIED AFFILIATE]

By:
Name: Title:

Credit Agreement

SCHEDULE K

SHARE CAPITAL OF GUARANTORS

Pledged Guarantor	Issued Capital	Owner of Record	Percentage of Issued and Outstanding

Allied VGH	13,325 common shares	Borrower	100%

Hycroft Resources	18,953 common shares	Allied VGH	100%

Credit Agreement

SCHEDULE L

PRINCIPAL PLACES OF BUSINESS; LOCATIONS OF ASSETS

Obligor	Jurisdiction

Borrower

Allied VGH

Hycroft Resources

ADDRESS OF LOCATIONS OF PROPERTY

Obligor	Address	Type of Property

Borrower

Allied VGH

Hycroft Resources

Credit Agreement

SCHEDULE M

REIMBURSEMENT INSTRUMENT

TO:	The Bank of Nova Scotia (the “Issuing Lender”)

RE:	Credit Agreement made as of May 17, 2011 (as amended to the date hereof, the “Credit Agreement”) between Allied Nevada Gold Corp., as borrower, the Lenders named therein and The Bank of Nova Scotia, as administrative agent of the Lenders

For good and valuable consideration, undersigned hereby agrees to immediately reimburse the Issuing Lender the amount of each and any demand or other request for payment presented to and paid by the Issuing Lender in accordance with each Letter (as defined in the Credit Agreement) issued by the Issuing Lender on behalf of the undersigned (even if, under laws applicable to the rights of the beneficiary of such Letter, a demand or other request for payment is validly presented after expiry of such Letter).

DATED as of the      day of                     ,         .

[NAME OF SUBSIDIARY]

By:

By:

Credit Agreement